Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF APRIL 6, 2021

AMONG

CARGO AIRCRAFT MANAGEMENT, INC.,
AS BORROWER,

AIR TRANSPORT SERVICES GROUP, INC.,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

TRUIST BANK,
AS ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A.
AND
PNC BANK, NATIONAL ASSOCIATION

AS CO-SYNDICATION AGENTS

AND

REGIONS BANK

AS DOCUMENTATION AGENT

TRUIST SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
REGIONS CAPITAL MARKETS, a Division of Regions Bank,
BOFA SECURITIES, INC.
and
PNC CAPITAL MARKETS LLC

as Joint Lead Arrangers and Joint Bookrunners

LEGAL02/40487275v11

ANNEXES:

1.1    Revolving Commitments
3.1    Existing Letters of Credit
7.3    No Violation
7.11    Taxes
7.13    Subsidiaries
7.15    Environmental Matters
7.20    Insurance
8.10    Closing Date Collateral Pool
9.4(c)    Existing Indebtedness
9.5(d)    Existing Investments
9.8    Affiliate Transactions

EXHIBITS:
A    Form of Notice of Borrowing
B    Form of Revolving Note
C    Form of Assignment and Acceptance
D 1-4    Form of Tax Certificates
E-1    Form of Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Holdings and its
Subsidiaries
E-2 Form of Opinion of W. Joseph Payne, Esq., Chief Legal Officer of Holdings and General Counsel to the Borrower and all Subsidiaries
E-3    Form of Opinion of Greenberg Traurig, P.A., special Florida counsel to the Borrower and     certain of the Guarantors
E-4    Form of Opinion of Fennemore Craig, P.C., special Nevada counsel to Air Transport International Limited Liability Company
F    Form of Closing Certificate
G    Form of Compliance Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 6, 2021, among CARGO AIRCRAFT MANAGEMENT, INC., a Florida corporation (“Borrower”), AIR TRANSPORT SERVICES GROUP, INC., a Delaware corporation (“Holdings”), the lending and other financial institutions from time to time a party hereto (each a “Lender” and, collectively, the “Lenders”) and TRUIST BANK, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 1 are used herein as so defined.
W I T N E S S E T H:
WHEREAS, the Borrower, Holdings, certain of the Lenders and Truist Bank (successor by merger to SunTrust Bank) as Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement, dated as of November 9, 2018 (as amended, supplemented or otherwise modified from time to time immediately prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower has requested that the Lenders amend and restate the Existing Credit Agreement to (i) permit the addition of Incremental Revolving Commitments (as defined below) in an aggregate principal amount of $400,000,000 and (ii) amend and modify certain other terms and conditions of the Existing Credit Agreement on the terms and conditions herein; and subject to the terms and conditions of this Agreement, the Administrative Agent, the Required Lenders, the Letter of Credit Issuer and the Swingline Lender, are willing to do so; and
WHEREAS, the parties hereto waive any applicable requirements under Section 2.14 with respect to the addition of Incremental Revolving Commitments in an aggregate principal amount of $400,000,000 to be added on the Closing Date.
NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:
SECTION 1    DEFINITIONS AND RULES OF INTERPRETATION.
Section 1.1    Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.
“2020 Notes” means the $500,000,000 aggregate principal amount of 4.750% Senior Notes due 2028 issued by the Borrower under the Notes Indenture on January 28, 2020.
“2021 Add-On Notes” means up to $200,000,000 in aggregate principal amount of 4.750% Senior Notes due 2028 to be issued by the Borrower under the Notes Indenture on or after the Closing Date.
“Adjustment Date” shall be as defined in the Applicable Margin.
“Administrative Agent” shall have the meaning provided in the introductory paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.9.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, as to any Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder, member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Agreement” shall mean this Credit Agreement.
“Aircraft” shall mean all aircraft of the Borrower and/or its Affiliates now or hereafter owned, leased or used in their business for the transportation of passengers and/or cargo and all related components, parts and property used in the operation of the aircraft which are attached to, connected with or located on such aircraft (including, without limitation, all Engines installed on an Aircraft, all Records related to such Aircraft, and all galleys, seats, instruments, avionics, electronics, equipment, parts, attachments, APUs and accessories).
“Aircraft Appraisal” shall mean an appraisal of Holdings’ and its Subsidiaries fleet of Boeing 757, 767 and 777 Aircraft, as well as any other type of Aircraft that the Borrower determines to include in the Collateral Pool, conducted by an independent, third party appraiser acceptable to the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent. Except as otherwise agreed between the Borrower and Administrative Agent from time to time, the form and substance of all Aircraft Appraisals shall be consistent with the Aircraft Appraisal prepared and delivered to the Administrative Agent immediately prior to the Closing Date pursuant to the Existing Credit Agreement.
“Amazon Investment Agreements” shall mean, collectively, (i) that certain Investment Agreement dated as of March 8, 2016, by and between Holdings and Amazon.com, Inc. (“Amazon”) and (ii) that certain Investment Agreement dated as of December 20, 2018, by and between Holdings and Amazon, each as in effect on the Second Amendment Effective Date.
“Anniversary Date" shall mean (i) April __ of each year, commencing with April __, 2022, until the Revolving Facility Final Maturity Date and (ii) with respect to the Term Facility Final Maturity Date, the date (if any) set forth in the Incremental Facility Amendment with respect to the applicable Incremental Term Loans to be made pursuant thereto.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act

(also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Margin” shall mean, for each Type and Class of Loan, the rate per annum set forth under the relevant column heading and opposite the relevant category below:

Level	Secured Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans	Commitment Fee for Revolver
I	Greater than or equal to 2.50x	1.875%	0.875%	0.30%
II	Less than 2.50x but greater than or equal to 2.00x	1.75%	0.75%	0.25%
III	Less than 2.00x but greater than or equal to 1.50x	1.50%	0.50%	0.225%
IV	Less than 1.50x but greater than or equal to 1.00x	1.25%	0.25%	0.20%
V	Less than 1.00x	1.00%	0.00%	0.175%

For the purposes hereof, changes in the Applicable Margin resulting from changes in the Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 8.1 and shall remain in effect until the next change to be effected pursuant to this paragraph; provided, that the foregoing is subject in all events to the last paragraph of Section 8.1(c). If any financial statements referred to above are not delivered within the time periods specified in Section 8.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the table above shall apply. Each determination of the Secured Leverage Ratio pursuant to the above table shall be made in a manner consistent with the determination thereof pursuant to Section 9.13. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the third Business Day after the Borrower delivers the required financial statements under Section 8.1 for the Fiscal Quarter ending March 31, 2021 shall be at Level IV.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“APU” shall mean any auxiliary power unit currently installed on any Aircraft, together with any and all parts incorporated in or installed on or attached to any such auxiliary power unit and any and all parts removed therefrom so long as title thereto shall remain vested in Holdings or its Subsidiaries after removal from any such auxiliary power unit.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
“Authorized Officer” shall mean, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, treasurer or director of treasury.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.17.
“Aviation Authority” shall mean, with respect to any Aircraft or Engine, the FAA or (if the jurisdiction of registration of such Aircraft or Engine ceases to be the United States of America) the authority and/or Governmental Authority which, under the laws of the jurisdiction of registration, from time to time (i) has control or supervision of civil aviation, or (ii) has jurisdiction over registration, airworthiness or operation of such Aircraft or Engine.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Credit Party to any Lender-Related Bank Product Provider arising with respect to any Bank Products.
“Bank Products” shall mean any of the following services provided to any Credit Party by any Lender-Related Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services and (c) one or more letters of credit issued by a Lender-Related Bank Product Provider for the account of Holdings or one of its Subsidiaries to the extent any such letters of credit are then permitted pursuant to Section 9.4(g).
“Bankruptcy Code” shall have the meaning provided in Section 10.5.
“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum, (c) the Eurodollar Rate determined on a daily basis for an Interest Period of 1 month plus 1.00% and (d) zero percent (0%). For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in Charlotte, North Carolina (it being understood that such prime rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer), and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Base Rate Loans” shall mean Loans the rate of interest applicable to which is based upon the Base Rate.
“Benchmark” means, initially, the Eurodollar Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to Eurodollar Rate or the then- current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.17.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of
(a) the date of the public statement or publication of information referenced therein; and
(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.17(c); or
(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17 and (y)

ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” shall have the meaning provided in the introductory paragraph of this Agreement.
“Borrowing” shall mean the incurrence of one Type of Loan pursuant to a single Facility by the Borrower from all of the Lenders having Commitments with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Rate Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.17 and/or Section 2.18 shall be considered part of any related Borrowing of Eurodollar Rate Loans.
“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in Charlotte, North Carolina or the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.
“CMI Service Agreement” shall mean the Amended and Restated Air Transportation Services Agreement, dated January 14, 2015, between DHL Network Operations (USA), Inc., ABX Air, Inc. and Borrower.
“Cape Town Convention” shall mean the Convention on International Interests in Mobile Equipment, and its Protocol on Matters Specific to Aircraft Equipment.
“Capital Lease” as applied to any Person shall mean any lease of (or arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP (subject to changes in GAAP as provided in Section 12.7), is classified and accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of Holdings and its Subsidiaries, in each case, taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars (in amounts, unless otherwise specified herein, equal to 100% of such obligations), with a depository institution, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the cash proceeds of such cash collateral.

“Cash Equivalents” shall mean (i) direct obligations of the United States or any agency thereof with the full faith and credit of the United States government, or obligations guaranteed by the United States government or any agency thereof with the full faith and credit of the United States government, and for Foreign Subsidiaries, direct obligations of the government of the country in which such Foreign Subsidiary is located or any agency thereof with the full faith and credit of the United States government, or obligations guaranteed by such foreign government or any agency thereof with the full faith and credit of the United States government, (ii) time deposits, including certificates of deposit, repurchase agreements, bankers acceptances and Eurodollar time deposits issued by any office of any bank or trust company, provided in each case that such investment matures within one year from the date of acquisition thereof, (iii) demand deposits made in the Ordinary Course of Business, (iv) commercial paper rated in either of the two highest grades by a nationally recognized credit rating agency, (v) money market funds whose investments consist substantially of the foregoing, and (vi) any security rated at least A3 by Moody’s or A- by Standard & Poor’s with a maximum maturity of 18 months and an average maturity for all such securities of not more than 12 months.
“Certified Air Carrier” shall mean, as to any Person, an air carrier holding a certificate issued by the FAA pursuant to Section 44705 of Title 49 of the United States Code or any other Federal aviation laws.
“Change in Control” shall mean, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a) shall have acquired, directly or indirectly, beneficial or record ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 30% or more on a fully diluted basis of the total voting power represented by the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings (other than pursuant to proxies solicited by the board of directors of Holdings in connection with an election of directors); (ii) Holdings shall cease to beneficially own (as defined in Rule 13d-3 under the 1934 Act) 100% on a fully diluted basis of the Capital Stock of the Borrower; or (iii) during any period of 24 consecutive months, a majority of the members of the board of directors of Holdings cease to be composed of individuals who are Continuing Directors (as defined below); provided, however, that (x) an underwriter, initial purchaser, investor or holder of any Permitted Convertible Indebtedness or Permitted Warrant Transaction shall be deemed to not directly or indirectly acquire or own the shares of Capital Stock of Holdings issuable upon conversion or exercise, as applicable, thereof for the purposes of clause (i)(a) above unless and until such shares of Capital Stock are “beneficially owned” by such person within the meaning of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder and (y) for purposes of determining whether a “Change of Control” has occurred under clause (i)(a) above, any Capital Stock of Holdings acquired and owned beneficially and of record by Amazon.com, Inc., or one or more of its direct or indirect wholly owned domestic subsidiaries, pursuant to exercise of any or all of the Warrants (as defined in the Amazon Investment Agreements) issued pursuant to (and in accordance with) the Amazon Investment Agreements shall be disregarded. For purposes of this definition, “Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors of Holdings on the first day of such period, (B) whose election or nomination to that board was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board, or (C) whose election or nomination to that board was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board.
“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its applicable lending office) or the Letter of Credit Issuer (or, for purposes of Section 2.19(b), by the Parent Company of such Lender or the Letter of Credit Issuer, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans or Incremental Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or an Incremental Term Commitment.
“Closing Date” shall have the meaning provided in Section 12.10.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Collateral” shall mean the Aircraft of the Credit Parties included in the Collateral Pool, upon which a Lien is purported to be created by any Security Document.
“Collateral Pool” shall consist of each Qualified Aircraft admitted to the Collateral Pool pursuant to Section 8.10(a) or (b). An Aircraft shall be excluded from the determinations of the Collateral Pool (a) at any time such Aircraft ceases to be a Qualified Aircraft or (b) the Administrative Agent shall cease to hold a valid, perfected and first priority Lien in such Aircraft.
“Collateral to Outstanding Loan Ratio” shall mean, at any time of determination, the ratio of (a) the aggregate appraised value of the Qualified Aircraft included in the Collateral Pool, as reasonably determined by the Administrative Agent by reference to the most recent Aircraft Appraisal delivered to the Administrative Agent (provided, for purposes of this clause (a), the value of any Qualified Aircraft added to the Collateral Pool pursuant to Section 8.10 and not otherwise included in the most recent Aircraft Appraisal delivered to the Administrative Agent pursuant to the terms hereof shall be based on the fair market value of such Aircraft (as reasonably determined in good faith by the Borrower)) to (b) the sum of (i) the aggregate Revolving Credit Exposure of all Lenders at the time of determination plus (ii) the outstanding principal amount of the Incremental Term Loans (if any) at the time of determination.
“Commitment” shall mean, with respect to each Lender, such Lender’s Revolving Commitment or Incremental Commitment, as the context requires.
“Commitment Fee for Revolver” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate for Revolver” shall mean 0.20 % per annum; provided that commencing with the date of delivery of financial statements pursuant to Section 8.1(b) for the Fiscal Quarter of Holdings ended March 31, 2021, the Commitment Fee Rate for Revolver shall be calculated in accordance with the Applicable Margin.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.
“Compliance Certificate” shall have the meaning provided in Section 8.1(c).
“Convertible Notes” shall mean the 1.125% Convertible Senior Notes due 2024, issued pursuant to that certain Indenture dated as of September 29, 2017 between Holdings and U.S. Bank National Association.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income of such Person for such period plus, without duplication and to the extent reflected as a deduction in the statement of such Consolidated Net Income for such period, the sum of (i) total income tax expense during such period, plus (ii) Consolidated Interest Expense during such period, plus (iii) depreciation and amortization expense, plus (iv) amortization of intangibles (including, but not limited to, goodwill), plus (v) any non-recurring expenses paid during the 12 month period before or after the Closing Date in connection with the Related Transactions in an aggregate amount not to exceed $3,000,000, plus (vi) any unrealized or realized loss due to fluctuations in value of warrants issued to customers, plus (vii) any non-cash amortization or impairment of customer incentives, plus (viii) any extraordinary expenses or losses, and minus (ix) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains or losses on the sales of assets outside of the Ordinary Course of Business) minus (x) any unrealized or realized gain due to fluctuations in value of warrants issued to customers; provided, that, for purposes of calculating compliance with the financial covenants set forth in Section 9.12 and Section 9.13, to the extent that during such period any Credit Party shall have made an Investment of the type described in clause (i) or (ii) of such definition that is permitted under the Credit Agreement, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense to the extent paid in cash during such period, (ii) scheduled payments of principal on Consolidated Total Debt during such period (excluding any voluntary prepayment made pursuant to Section 5.1) and (iii) Dividends paid during such period (excluding, solely for purposes of determining Consolidated Fixed Charges, repurchases of Capital Stock of Holdings that are effected pursuant to Rule 10b-18 of the Securities Exchange Act of 1934, as amended).

“Consolidated Interest Expense” shall mean, for any period, total interest expense determined in accordance with GAAP (including that attributable to Capital Leases in accordance with GAAP) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing.
“Consolidated Net Income” shall mean for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person has a joint interest, in each case except to the extent of the amount of dividends or other distributions actually received by Holdings or any of its Subsidiaries from such Person during such period, (ii) the income of any Subsidiary of Holdings (other than a Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (iii) the income statement effect of FASB 52 foreign currency gains and losses.
“Consolidated Secured Debt” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP that is secured by a Lien on any asset or property of Holdings or any of its Subsidiaries.
“Consolidated Total Debt” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Contingent Obligations” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business; provided, however, that any obligations under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, in each case, shall not constitute Contingent Obligations. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Contractual Obligation” shall mean, as to any Person, any provision of any Capital Stock issued by such Person or of any agreement, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Documents” shall mean this Agreement, the Notes, the Security Documents and all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
“Credit Event” shall mean and include the making of a Loan or the issuance of a Letter of Credit.
“Credit Party” shall mean the Borrower, Holdings and each Subsidiary Guarantor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.15(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the

Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Letter of Credit Issuer or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action (as defined in Section 12.23); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, the Letter of Credit Issuer, the Swingline Lender and each Lender.
“Disqualified Institution” means any Person identified by name in writing to the Administrative Agent from time to time after the Closing Date in accordance with the terms hereof, to the extent such Person is a competitor or is an Affiliate of a competitor of Holdings or its Subsidiaries, which designation shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans or Commitments.
“Dividends” shall have the meaning provided in Section 9.7.
“Dollars” and “$” shall mean dollars in lawful currency of the United States.
“Domestic Subsidiary” shall mean each Subsidiary of Holdings other than a Foreign Subsidiary.
“DOT” shall mean the United States Department of Transportation, and any successor or replacement Governmental Authority having the same or similar authority and responsibilities.

“Early Opt-in Election” means, if the then-current Benchmark is the Eurodollar Rate, the occurrence of:
(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic System” shall mean any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, SyndTrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any Letter of Credit Issuer and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Engines” shall mean goods of Holdings or its Subsidiaries consisting of aircraft engines having 1750 pounds of thrust or 550 or more rated takeoff horsepower which are owned by Holdings or its Subsidiaries and used in connection with the operation of their Aircraft, whether now owned or hereafter acquired and wherever located, and all related components, parts and other property used in the operation of the aircraft engines which are incorporated into such aircraft engines.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any written approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising from alleged injury or threat of injury to health, safety or the environment, in each case in this clause (b) resulting from Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, or the use, generation, release or disposal of, or exposure to, Hazardous Materials, including, without limitation, the Comprehensive Environmental Response Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 11.16(a).
“Erroneous Payment Notice” has the meaning assigned to it in Section 11.16(b).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Rate” shall mean, with respect to each Interest Period for a Eurodollar Rate Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that (x) if the rate referred to in clause (i) is less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Rate Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period (and if such offered rate referred to in this clause (y) is less than zero, such rate shall be deemed to be zero for purposes of this Agreement).
“Eurodollar Rate Loan” shall mean a Loan that bears interest at a rate determined by reference to the Eurodollar Rate.
“Event of Default” shall have the meaning provided in Section 10.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such

Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4 and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” shall having the meaning given such term in the first WHEREAS clause hereof.
“Existing Letters of Credit” shall mean the letters of credit issued and outstanding under the Existing Credit Agreement as set forth on Annex 3.1.
“FAA” shall mean the Federal Aviation Administration of the United States Department of Transportation, and any successor or replacement Governmental Authority having the same or similar authority and responsibilities.
“Facility” shall mean any of the credit facilities established under this Agreement, i.e., the Revolving Facility, the Swingline Facility or the Incremental Facility.
“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer or board of directors (or similar governing body) of the Person required to make such determination.
“FARs” shall mean the Federal Aviation Regulations and any Special Federal Aviation Regulations (Title 14 C.F.R. Part 1 et seq.), together with all successor regulations thereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
“Final Maturity Date” shall mean the collective reference to the Term Facility Final Maturity Date and the Revolving Facility Final Maturity Date.

“Financial Covenant Step-Up” shall mean the election by Borrower to increase the Secured Leverage Ratio or Total Leverage Ratio, as applicable, in accordance with, and as provided in, Sections 9.13 (a) and (b).
“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.
“Fiscal Year” shall mean the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.
“Fixed Charge Coverage Ratio” shall mean the ratio as of the last day of any Fiscal Quarter of (a) (i) Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period of determination minus (ii) Maintenance Capital Expenditures of Holdings and its Subsidiaries made during such Test Period minus (iii) income taxes paid by Holdings and its Subsidiaries in cash during such period to (b) Consolidated Fixed Charges of Holdings and its Subsidiaries for such Test Period.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Rate.
“Foreign Subsidiary” shall mean each Subsidiary of Holdings (other than the Borrower) incorporated or organized in a jurisdiction other than the United States, the District of Columbia or any state or territory thereof.
“Fronting Fee” shall have the meaning provided in Section 4.1(c).
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 9, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.7.
“Governmental Authority” shall mean any nation or government (whether foreign or domestic), any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee and Collateral Agreement” shall mean that certain that certain Second Amended and Restated Guarantee and Collateral Agreement dated as of November 9, 2018 executed by the Credit Parties in favor of the Administrative Agent.
“Guaranties” shall mean the guaranties provided by Holdings and the Subsidiary Guarantors pursuant to the Guarantee and Collateral Agreement, and “Guaranty” shall mean the guaranty provided by any one of the Guarantors pursuant to the Guarantee and Collateral Agreement.
“Guarantor” shall mean each of Holdings and the Subsidiary Guarantors.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment containing polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law.
“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Holdings” shall have the meaning provided in the introductory paragraph of this Agreement.
“ICA” shall have the meaning provided in Section 7.7.
“Incremental Commitments” shall have the meaning provided in Section 2.14(a).
“Incremental Commitments Effective Date” shall have the meaning provided in Section 2.14(d).

“Incremental Facility” shall mean the Facility evidenced by the Incremental Commitments, if any.
“Incremental Facility Amendment” shall have the meaning provided in Section 2.14(c).
“Incremental Lender” shall have the meaning provided in Section 2.14(c).
“Incremental Revolving Commitment” shall have the meaning provided in Section 2.14(a).
“Incremental Revolving Lender” shall have the meaning provided in Section 2.14(e).
“Incremental Term Commitment” shall have the meaning provided in Section 2.14(a).
“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).
“Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business of such Person; provided, that trade payables overdue by more than 120 days shall be included in this definition) and all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Capitalized Lease Obligations of such Person, (e) all obligations, contingent or otherwise, of such Person as an account party to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, (f) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person other than such repurchases from present or former directors, officers or employees made pursuant to stock option agreements, (g) all Contingent Obligations of such Person, (h) off-balance sheet liability retained in connection with asset securitization programs, “synthetic leases” (meaning any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes), sale and leaseback transactions or other similar obligations arising with respect to any other transaction but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries, (i) every obligation of any other third Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property or other assets (including, without limitation, accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment or performance of such obligation and (j) all obligations of such Person in respect of Hedging Obligations (after giving effect to any applicable netting provisions under the applicable Hedging Transaction); for the avoidance of doubt, clause (j) shall not include any underlying notional amounts. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction, in each case, shall not constitute Indebtedness of the Borrower.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (1) any obligation under clause (i) shall be the lesser of (a) the amount of the applicable obligation and (b) the Fair Market Value of the property to which such obligation relates, (2) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the accreted value at such time of determination, (3) any Capitalized Lease Obligation shall be the amount that is required to be capitalized in accordance with GAAP, (4) any “synthetic lease” under clause (h) shall be the stipulated loss value, termination value or other equivalent amount, (5) any Hedging Obligation shall be the Hedge Termination Value of such Hedging Obligation, whether or not an event of default or an early termination event has in fact occurred, and (6) any Contingent Obligation shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Initial Trigger Quarter” shall have the meaning provided in Section 9.13(a).
“Interest Period” with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 2.9.
“Investment” shall mean (i) any direct or indirect purchase or other acquisition of, or of a beneficial interest in, any Capital Stock of any other Person; (ii) any direct or indirect purchase or other acquisition (in one transaction or in a series of transactions) of all or substantially all the assets or property of another Person or assets consisting of a business unit, line of business or division of such Person; (iii) any direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the Ordinary Course of Business; and (iv) any direct or indirect guaranty of Indebtedness of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or writeups, writedowns or writeoffs with respect to such Investment.
“IRS” shall mean the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Joint Lead Arrangers” shall mean each of Truist Securities, Inc., JPMorgan Chase Bank, N.A., Regions Capital Markets, a division of Regions Bank, BofA Securities, Inc. and PNC Capital Markets LLC, each in their capacities as Joint Lead Arrangers and Joint Bookrunners.
“LCT Test Date” shall mean (x) in the case of any action in clause (i) or (ii) of the definition of Limited Condition Transaction, at the time of the execution of the definitive agreement with respect to such acquisition or asset sale and (y) in the case of any action in clause (iii) of the definition of Limited Condition Transaction, at the time that the Borrower provides the irrevocable notice of such Dividend. For the avoidance of doubt, the then most recently delivered financial statements (pursuant to Section 8.1(a) or Section 8.1(b) for the most recently ended Test Period) shall be used for purposes of calculating any pro forma financial ratio or test required as of any LCT Test Date.
“Leasehold” of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of ground or land.
“Lender” shall have the meaning provided in the introductory paragraph of this Agreement.
“Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender-Related Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Credit Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Bank Product Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product and (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”); provided that, for the avoidance of doubt, the notice and acknowledgment requirement set forth in clause (ii) above shall not be required after the Closing Date for any Bank Product provided to a Credit Party prior to the Closing Date so long as the requirements of this definition (including such notice and acknowledgment) with respect to such Bank Product were satisfied prior to the Closing Date. In no event shall any Lender-Related Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Section 11 and Section 12.1(iv) shall be deemed to include such Lender-Related Bank Product Provider and in no event shall the approval of any such Person in its capacity as Lender-Related Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Lender-Related Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists. For the avoidance of doubt, any such Person shall not constitute a Lender-Related Bank Product Provider with respect to any Bank Products entered into after the time such Person ceases to be a Lender or an Affiliate of Lender.
“Lender-Related Hedge Provider” shall mean, with respect to any Hedging Transaction, any Person that, at the time it enters into such Hedging Transaction with any Credit Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is Truist Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Hedging Transaction; provided that, for the avoidance of doubt, (x) any such Person shall not constitute a Lender-Related Hedge Provider with respect to any Hedging Transaction entered into after the time that such Person ceases to be a Lender or an Affiliate of a Lender and (y) the notice and acknowledgment requirement set forth in clause (ii) above shall not be required for any Hedging Transaction entered into prior to the Closing Date so long as the other requirements of this definition with respect to such Hedging Transaction are satisfied; provided, however, that any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, in each case, shall not constitute transactions with a Lender-Related Hedge Provider. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Section 11 and Section 12.1(iv) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.
“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 3 by the Letter of Credit Issuer for the account of the Borrower pursuant to the Letter of Credit Commitment and any Existing Letter of Credit.
“Letter of Credit Commitment” shall mean that portion of the Total Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $75,000,000.

“Letter of Credit Disbursement” shall mean a payment made by the Letter of Credit Issuer pursuant to a Letter of Credit.
“Letter of Credit Exposure” shall mean, with respect to any Lender, such Lender’s Revolving Percentage of all Letter of Credit Outstandings at such time.
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Issuer” shall mean and include Truist Bank.
“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
“Limited Condition Acquisition” shall mean any Investment of the type described in clause (i) or (ii) of such definition, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, and that is designated as such by the Borrower in a written notice to the Administrative Agent on or prior to the date on which the definitive agreements for such transaction are entered into; provided that in the event the consummation of any such Investment shall not have occurred on or prior to the date that is 5 days after the scheduled expiration or termination date set forth in the applicable acquisition agreement (without giving effect to any extension, amendment or modification of such date), such Investment shall no longer constitute a Limited Condition Acquisition for any purpose hereunder, unless the Borrower provides written notice to the Administrative Agent on or prior to such expiration or termination date describing that an extension to the expiration or termination date in the applicable acquisition agreement was agreed to so long as (x) the Borrower certifies in such notice that the Limited Condition Acquisition would be permitted assuming that the LCT Test Date was the date that such notice was provided (after giving pro forma effect to such Limited Condition Acquisition based on the then most recently delivered financial statements pursuant to Section 8.1(a) or Section 8.1(b) for the most recently ended Test Period) and (y) the period between such notice and the updated expiration and/or termination date is no longer than the original scheduled period provided between signing and the expiration and/or termination date.
“Limited Condition Transaction” shall mean any (i) Limited Condition Acquisition, (ii) sale of Aircraft (other than Aircraft that is included in the Collateral Pool), other assets or the Capital Stock of a Subsidiary of Holding, in each case pursuant to Section 9.2(c), and (iii) Dividend to the extent that (x) irrevocable notice to the shareholders was provided in advance thereof and, on or prior to the provision of such notice, the Borrower designated the action as a “Limited Condition Transaction” in a written notice to the Administrative Agent and (y) the making of any such Dividend is not conditioned on (A) the availability of, or on obtaining, third party financing, or (B) any other conditions, consents or approvals.
“Liquidity” shall mean, as of any date of determination, the sum of (i) the aggregate amount of unrestricted cash on hand of Holdings and its Subsidiaries plus (ii) the Total Revolving Commitment minus the Total Revolving Extensions of Credit.
“Loan” shall have the meaning provided in Section 2.1 and shall in any event include each Revolving Loan, Swingline Loan and Incremental Term Loan.
“Maintenance Capital Expenditures” shall mean, for any period, expenditures incurred by any Person to repair or maintain fixed assets, plant and equipment during such period, which would be required to be capitalized on the balance sheet of such Person in accordance with GAAP.
“Maintenance Requirements” shall mean, with respect to any Aircraft, Engine or APU, all compliance requirements set forth in or under (i) all mandatory service bulletins issued, supplied, or available by or through the manufacturer thereof, (ii) all applicable airworthiness directives issued by the Aviation Authority with respect thereto and (iii) the Aviation Authority approved maintenance program with respect thereto.
“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).
“Material Adverse Effect” shall mean a material adverse effect on and/or material adverse developments (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (ii) a significant portion of the industry or business segment in which Holdings and/or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Holdings and its Subsidiaries taken as a whole; (iii) the ability of any Credit Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (v) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party under any Credit Document.

“Material Agreement Default” shall mean, any event or condition that, with the giving of notice, the lapse of time, the occurrence of any event or condition or the failure to meet any standard or condition, or any of the foregoing together, could be or become a default or event of default under any Material Contract (including, without limitation, the CMI Service Agreement).
“Material Contract” shall mean, as of any date of determination, each contract, agreement or arrangement (other than the Credit Documents) referenced in the list of Material Contracts under the “Exhibits” section in Holdings’ most recent Annual Report on Form 10-K and Holdings’ most recent Quarterly Report on Form 10-Q, in each case as filed with the SEC.
“Maximum Rate” shall have the meaning provided in Section 12.20.
“Minimum Borrowing Amount” shall mean (i) for Base Rate Loans, $100,000 or a whole multiple of $100,000 in excess thereof and (ii) for Eurodollar Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof.
“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Credit Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning or having an ownership interest in, such asset.
“Non-Consenting Lender” shall mean any Lender which has not consented to any proposed amendment, modification, waiver or termination of the Credit Documents pursuant to Section 12.12 requiring the consent of all affected Lenders in respect of which the consent of the Required Lenders is obtained.
“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.
“Non-Extending Lender” shall have the meaning provided in Section 2.16(b).
“Non-U.S. Lender”: a Lender that is not a U.S. Person.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Notes” shall be a collective reference to any promissory notes evidencing the Loans.

“Notes Indenture” means the Indenture, dated as of January 28, 2020, among the Borrower, the guarantors party thereto, and Regions Bank, as trustee.
“Notice of Borrowing” shall have the meaning provided in Section 2.3.
“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.6.
“Notice Office” shall mean the office of the Administrative Agent at 303 Peachtree Street, 25th Floor, Atlanta, Georgia 30308, Attn: Agency Services or such other office as the Administrative Agent may designate to the Borrower from time to time.
“Obligations” shall mean (a) all amounts owing by the Credit Parties to the Administrative Agent, the Letter of Credit Issuer, any Lender (including the Swingline Lender) or the Joint Lead Arrangers pursuant to or in connection with this Agreement or any other Credit Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Letter of Credit Issuer and
any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Credit Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Credit Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations; provided, however, that any obligations under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, in each case, shall not constitute Obligations.

“OFAC” shall mean U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.
“Operational Control” shall mean the exercise of authority over initiating, conducting or terminating a particular flight of an Aircraft.
“Ordinary Course of Business” shall mean, with respect to any Person, the ordinary course of business consistent with past practices of such Person.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning provided in Section 12.4(d).
“Participant Register” shall have the meaning set forth in Section 12.4(e).
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Office” shall mean the office of the Administrative Agent at Truist Bank, 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other office as the Administrative Agent may designate to the Borrower from time to time.
“Permitted Acquisition” shall mean any acquisition, directly or indirectly, by Holdings or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that any such Person, business unit, line of business or division acquired shall be in the lines of business described in Section 9.1.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Holdings’ common stock (or other securities or property following a merger event or other change of the common stock of Holdings) purchased by Holdings in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Holdings from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Holdings from the issuance of such Permitted Convertible Indebtedness in connection with such Permitted Bond Hedge Transaction.
“Permitted Convertible Indebtedness” means indebtedness of Holdings permitted to be incurred pursuant to Section 9.4(c) and/or Section 9.4(i) that is convertible into common stock of Holdings (or other securities or property following a merger event or other change of the common stock of Holdings) and/or cash (in an amount determined by reference to the price of such common stock). For the avoidance of doubt, the amounts outstanding under any Permitted Convertible Indebtedness will be determined for purposes of the Credit Documents without giving effect to any treatment in respect of convertible debt instruments under Accounting Standards Codification Subtopics 470-20 or 815-40 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Permitted Convertible Indebtedness in a reduced or bifurcated manner as described therein, and such Permitted Convertible Indebtedness shall at all times be valued at the full stated principal amount thereof.
“Permitted Liens” shall mean all Liens permitted pursuant to Section 9.3.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Holdings’ common stock (or other securities or property following a merger event or other change of the common stock of Holdings) and/or cash (in an amount determined by reference to the price of such common stock) sold by Holdings substantially concurrently with any purchase by Holdings of a related Permitted Bond Hedge Transaction.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Pro Forma Basis” shall mean, (i) with respect to any Person, business, property or asset acquired under clause (i) or (ii) of the definition of “Investment”, to the extent that such Investment is permitted under the Credit Agreement, the inclusion as “Consolidated EBITDA” of the EBITDA (i.e. net income before interest, taxes, depreciation and amortization) for such Person, business, property or asset as if such Investment had been made on the first day of the applicable period, based on historical results accounted for in accordance with GAAP, and (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from “Consolidated EBITDA” of the EBITDA (i.e. net income before interest, taxes, depreciation and amortization) for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP.
“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Incremental Term Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Incremental Term Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Incremental Term Loans and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Incremental Term Loans.

“Purchase Price” shall mean the total consideration and other amounts payable in connection with any acquisition or other Investment permitted hereunder, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred (including earn-out obligations) or assumed in connection with such acquisition or other Investment and all transaction costs and expenses incurred in connection therewith.
“Qualified Aircraft” means an Aircraft which satisfies all of the following requirements: (a) such Aircraft is 100% owned by the Borrower and/or a Guarantor; (b) such Aircraft is in compliance with all applicable Requirements of Law; (c) such Aircraft is duly registered with the FAA or applicable Aviation Authority; (d) the Borrower or the applicable Guarantor has obtained all licenses, permits, authorizations, approvals and authority from the FAA, the DOT, the TSA and each other applicable Governmental Authority necessary to conduct its business as presently conducted, including, without limitation, a certificate of airworthiness issued by the FAA or other Aviation Authority covering such Aircraft; (e) the Borrower or the applicable Guarantor operates and maintains, or causes to be operated and maintained, such Aircraft, in all material respects, in a safe, skilled and competent manner and in accordance with all applicable Requirements of Law, including, without limitation, noise, environmental and emission standards and requirements, and including those of the FAA, the DOT, the TSA and the airports served, and, except for Aircraft and flights that are the subject of a dry lease or interchange arrangement, has Operational Control of such Aircraft and provides qualified flight crews for each flight made by such Aircraft in accordance with all applicable Requirements of Law; and (f) such Aircraft is not subject to (i) any Lien that is prior to the Lien in favor of the Administrative Agent for the benefit of the Secured Parties (other than (x) leases with respect to the Aircraft that are subject to an effective collateral assignment or a subordination agreement, in each case, for the benefit of the Secured Parties (each of which shall be in form and substance satisfactory to the Administrative Agent) and (y) Liens with respect to Aircraft so long as such Liens on or with respect to such Aircraft are consented to by the Administrative Agent in its sole discretion (which consent may be conditioned upon the entering into of such subordination and/or intercreditor arrangements as may be required by the Administrative Agent)) or (ii) a Negative Pledge.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) the Letter of Credit Issuer, as applicable.
“Records” shall mean any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to any Aircraft required to be maintained by the Aviation Authority.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Eurodollar Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurodollar Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning set forth in Section 12.4(c).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.4 for amounts drawn under Letters of Credit.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Related Transaction Documents” shall mean the Credit Documents, Notes Indenture, the 2021 Add-On Notes and all other agreements or instruments executed in connection with the Related Transactions.
“Related Transactions” shall mean, collectively, the making of each Revolving Loan on the Closing Date, the issuance of the 2021 Add-On Notes, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all Related Transaction Documents.
“Relief Fund” shall mean ABX Air Employee Catastrophic Relief Fund, an Ohio non-profit corporation.
“Replaced Lender” shall have the meaning provided in Section 2.13.
“Replacement Lender” shall have the meaning provided in Section 2.13.
“Required Lenders” shall mean Non-Defaulting Lenders whose outstanding Incremental Term Loans (if any) and Revolving Commitments (or, if after the Total Revolving Commitment has been terminated, Total Revolving Extensions of Credit) constitute at least a majority of the sum of (i) the total outstanding Incremental Term Loans (if any) of Non-Defaulting Lenders and (ii) the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the Total Revolving Extensions of Credit of Non-Defaulting Lenders).
“Requirement of Law” shall mean, as to any Person or Aircraft, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, with respect to any Aircraft, the airworthiness certificate issued with respect to such Aircraft, the Cape Town Convention, all FARs and special FARs, or the equivalent issued by an applicable Aviation Authority other than the FAA, and airworthiness directives applicable to such Aircraft.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Commitment” shall mean, with respect to each Lender, (x) the amount set forth opposite such Lender’s name in Annex 1.1 hereto directly below the column entitled “Revolving Commitment”, as the same may (i) be reduced from time to time pursuant to Section 4.2, Section 4.3 and/or Section 10 or (ii) increased from time to time pursuant to Section 2.14 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 12.4.
“Revolving Commitment Increase” has the meaning given such term in Section 2.14.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Letter of Credit Exposure and Swingline Exposure.
“Revolving Extensions of Credit” shall mean as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Letter of Credit Outstandings then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
“Revolving Facility” shall mean the Facility evidenced by the Total Revolving Commitment.
“Revolving Facility Final Maturity Date” shall mean ___________, 2026, or such later date to which the Revolving Facility Final Maturity Date may be extended pursuant to the terms hereof or, if earlier, the date on which the Revolving Commitments are terminated pursuant to Section 10; provided that if (i) on July 12, 2024, more than $75,000,000 in aggregate principal amount of the Convertible Notes remain outstanding and (ii) on such date, Holdings and its Subsidiaries have less than $375,000,000 of Liquidity, the Revolving Facility Final Maturity Date shall be July 12, 2024.
“Revolving Lender” shall mean each Lender that has a Revolving Commitment or that holds Revolving Loans.
“Revolving Loan” shall have the meaning provided in Section 2.1(b).
“Revolving Percentage” shall mean at any time for each Lender with a Revolving Commitment, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate amount of the Total Revolving Extensions of Credit then outstanding.
“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List),

the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).
“Sanctions” shall mean any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, Holdings, the Borrower or any Subsidiaries or Affiliates.
“Screen Rate” shall mean the rate specified in clause (i) of the definition of Eurodollar Rate.
“SEC” shall have the meaning provided in Section 8.1(j).
“Second Amendment Effective Date” shall mean May 24, 2019.
“Secured Leverage Ratio” shall mean at any date the ratio of Consolidated Secured Debt of Holdings and its Subsidiaries at such date to Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period ending on or immediately preceding such date.
“Secured Parties” shall mean the Administrative Agent, the Lenders, the Letter of Credit Issuer, the Lender-Related Hedge Providers and the Lender-Related Bank Product Providers.
“Security Documents” shall mean the Guarantee and Collateral Agreement and all other security documents (including, for the avoidance of doubt, security agreements filed with the FAA) hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Specified Representations” means the representations and warranties set forth in Sections 7.1(i) (with respect to Credit Parties), 7.2, 7.3, 7.5(b), 7.7, 7.9(a), 7.10, 7.25 and 7.26.
“Standard & Poor’s” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Stated Amount” of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).
“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of Holdings.
“Subsidiary Guarantor” shall mean any Domestic Subsidiary of Holdings (other than the Borrower) which is a party to the Guarantee and Collateral Agreement; provided that the Relief Fund shall not be a Subsidiary Guarantor.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean $15,000,000.
“Swingline Expiry Date” shall mean the date which is one Business Day prior to the Revolving Facility Final Maturity Date.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Mandatory Borrowing or to purchase a participation in accordance with Section 2.1(c), which shall equal such Lender’s Revolving Percentage of all outstanding Swingline Loans.
“Swingline Facility” shall mean the Facility evidenced by the Swingline Commitment.
“Swingline Lender” shall mean Truist Bank.
“Swingline Loan” shall have the meaning provided in Section 2.1(c).
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Facility” shall mean the Facility evidenced by the Incremental Term Loans (if any).
“Term Facility Final Maturity Date” shall have the meaning set forth in the Incremental Facility Amendment with respect to the applicable Incremental Term Loans (if any) to be made pursuant thereto.

“Term Lender” shall mean, at any time, any Lender that holds an Incremental Term Loan.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.17 that is not Term SOFR.
“Test Period” shall mean, at any time of determination, the four consecutive Fiscal Quarters of Holdings (taken as one accounting period) then last ended.
“Total Leverage Ratio” shall mean at any date the ratio of Consolidated Total Debt of Holdings and its Subsidiaries at such date to Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period ending on or immediately preceding such date.
“Total Revolving Commitment” shall mean the sum of the Revolving Commitments of each of the Lenders.
“Total Revolving Commitment Excess Amount” shall have the meaning provided in Section 5.2(a)(i).
“Total Revolving Extensions of Credit” shall mean at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
“Total Unutilized Revolving Commitment” shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans at such time plus the Letter of Credit Outstandings at such time.
“Trigger Quarter” shall have the meaning provided in Section 9.13(a).
“TSA” shall mean the United States Transportation Security Administration, and any successor or replacement Governmental Authority having the same or similar authority and responsibilities.
“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Rate Loan.
“UCC” shall mean the Uniform Commercial Code.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Unpaid Drawing” shall mean any unreimbursed Letter of Credit Disbursement.
“Unutilized Commitment” for any Lender at any time shall mean the excess of (i) the Revolving Commitment of such Lender over (ii) the sum of (x) the aggregate outstanding principal amount of Revolving Loans made by such Lender plus (y) an amount equal to such Lender’s Revolving Percentage, if any, of the Letter of Credit Outstandings at such time; provided that solely for purposes of calculating the Commitment Fee pursuant to Section 4.1(a), Swingline Loans shall be deemed not to be outstanding.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 5.4(g)(ii)(B)(iii).
“Wholly-Owned” means, with respect to a Subsidiary, that all of the Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by Holdings and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by applicable law to be owned by a Person other than Holdings and/or one or more of its Wholly-Owned Subsidiaries).
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower, any other Credit Party or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Written” or “in writing” shall mean any form of written communication or a communication by facsimile transmission or electronic mail.
Section 1.2    Rules of Interpretation
. Any definition of or reference to any document, instrument or agreement (including this Agreement) shall include such document, instrument or agreement as amended, restated, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(a)    The singular includes the plural and the plural includes the singular.
(b)    A reference to any law includes any amendment or modification to such law.
(c)    A reference to any Person includes its permitted successors and permitted assigns.
(d)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(e)    The words “include”, “includes” and “including” are not limiting. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Reference to a particular “Section”, “Exhibit” or “Schedule” refers to that section, exhibit or schedule of this Agreement unless otherwise indicated. The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement. Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(f)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code, have the meanings assigned to them in the Uniform Commercial Code of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code of such jurisdiction.
(g)    This Agreement and the other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
(h)    To the extent that any of the representations and warranties contained in Section 7 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 6.2 and the qualifier “in any material respect” contained in Section 10.2 shall not apply.
(i)    Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein, such phrase shall mean and refer to (x) the actual knowledge of the Authorized Officers of such Person, or (y) the knowledge that such officers would have obtained if they had engaged in good faith in the diligent performance of their duties, including the making of such reasonable specific inquiries as may be necessary in the reasonable credit judgment of such officers to ascertain the accuracy of the matter to which such phrase relates.
(j)    This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Credit Parties, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent's or any Lender's involvement in the preparation of such documents.
(k)    Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars.
(l)    References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time.
(m)    The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks could obtain short-term borrowings from one another in the London interbank market. On March 5, 2021, the Financial Conduct Authority ("FCA"), the regulatory supervisor of LIBOR's administrator, announced in a public statement the future cessation of the 35 LIBOR benchmark settings currently published by ICE Benchmark administration. This public statement constitutes a Benchmark Transition Event. To the extent the Revolving Facility Final Maturity Date goes beyond the cessation dates indicated in the FCA’s announcement, an alternate rate of interest will be determined at the appropriate time in accordance with Section 2.17(b) for any applicable tenors of USD LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.17(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.17(e), of any change to the reference rates upon which the interest rates on Eurodollar Rate Loans are based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.17(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.17(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

(n)    Notwithstanding anything in this Agreement or any Credit Document to the contrary, with respect to any Limited Condition Transaction (and any transactions to be entered into in connection therewith, including the assumption or incurrence of any Indebtedness in connection therewith, the “Related LCT Actions”), for purposes of:
(i)    determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Fixed Charge Coverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio or the Collateral to Outstanding Loan Ratio, as applicable;
(ii)    testing availability under any basket provided for in this Agreement;
(iii)    determining whether a Default or Event of Default (other than any Event of Default pursuant to Sections 10.1 or 10.5) exists or would be caused thereby; and
(iv)    determining the accuracy of any representation or warranty (other than a “bring down” of the Specified Representations and certain customary “specified acquisition agreement representations” in connection with any such Limited Condition Transaction);
the Borrower may elect to cause the date of determination as to whether any such Limited Condition Transaction (and Related LCT Actions) is permitted hereunder to be the LCT Test Date (an “LCT Election”). If the Borrower has made an LCT Election and the applicable Limited Condition Transaction (and Related LCT Actions) would have been permitted on the relevant LCT Test Date after giving pro forma effect to such Limited Condition Transaction and the Related LCT Actions, such ratios, tests, baskets and other provisions shall be deemed to have been complied with on the date that the Limited Condition Transaction (and Related LCT Actions) is actually taken or consummated, as applicable; provided that notwithstanding foregoing, the conditions set forth in Section 6.2 shall remain in effect without modification by this clause 1.2(n) in the case of any Limited Condition Transaction that is not a Limited Condition Acquisition.
If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability with respect to any other transaction (each, a “Subsequent Transaction”) on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is taken or consummated and (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation, any such ratio, test or basket shall be calculated (and tested) on a pro forma basis assuming such Limited Condition Transaction and all Related LCT Actions have been taken or consummated, as applicable; provided that solely in the case a Subsequent Transaction consisting of a Dividend, such calculation shall also be calculated (and tested) on a pro forma basis assuming such Limited Condition Transaction and Related LCT Actions have not been consummated and, in such case, satisfy both of the pro forma tests described in this paragraph.
(o)    In the case of an item or event that is incurred pursuant to Section 2.14 or a clause or subclause of a negative covenant herein that relies on a fixed dollar basket and does not rely on criteria based on the Secured Leverage Ratio or the Total Leverage Ratio (any such item or event, a “Fixed Basket Item or Event” and any such clause or subclause, a “Fixed Basket”) substantially concurrently with such item or event that is incurred pursuant to a clause or subclause of such negative covenant that relies on criteria based on such financial ratios (any such item or event, a “Ratio Basket Item or Event” and any such clause or subclause, a “Ratio Basket”), such Ratio Basket Item or Event shall be treated as having been incurred pursuant only to such Ratio Basket without giving pro forma effect to any such Fixed Basket Item or Event incurred pursuant to or otherwise included in a Fixed Basket substantially concurrently with such Ratio Basket Item or Event when calculating the amount that may be incurred or existing pursuant to any such Ratio Basket.
SECTION 2    AMOUNT AND TERMS OF CREDIT.
Section 2.1    Commitment. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans shall be drawn, to the extent such Lender has a Commitment under the applicable Facility, as set forth below:
(a)    [reserved]
(b)    Loans under the Revolving Facility (each a “Revolving Loan” and, collectively, the “Revolving Loans”) (i) were made pursuant to “Revolving Commitments” under and as defined in the Existing Credit Agreement prior to the Closing Date and such Revolving Loans shall be subject to Section 6.3, (ii) on and after the Closing Date shall, subject to the terms and conditions herein, be made at any time and from time to time prior to the Revolving Facility Final Maturity Date, (iii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Rate Loans, provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type, (iv) may be repaid and reborrowed in accordance with the provisions hereof, (v) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s Revolving Percentage and (y) the sum of (I) the aggregate amount of Letter of Credit Outstandings at such time and (II) the aggregate principal amount of all Swingline Loans then outstanding, equals the Revolving Commitment of such Lender at such time and (vi) shall not exceed in aggregate principal amount at any time outstanding, when added to the sum of (x) the aggregate amount of Letters of Credit Outstandings at such time and (y) the aggregate principal amount of all Swingline Loans then outstanding, the Total Revolving Commitment. The Borrower shall repay all outstanding Revolving Loans on the Revolving Facility Final Maturity Date.
(c)    Subject to and upon the terms and conditions herein set forth, the Swingline Lender, in its individual capacity, agrees, at any time and from time to time after the Closing Date and prior to the Swingline Expiry Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) shall not exceed at any time outstanding the Swingline Commitment, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with (x) the aggregate principal amount of all Revolving Loans then outstanding and (y) all Letter of Credit Outstandings at such time, the Total Revolving Commitment then in effect, and (iv) may be repaid and reborrowed in accordance with the provisions hereof. The Borrower shall repay in full each Swingline Loan on the earlier to occur of (1) the date five (5) Business Days after such Swingline Loan is made and (2) the Swingline Expiry Date; provided, that the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan to refinance another outstanding Swingline Loan. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice (which notice of rescission such Person or Persons shall give to the Swingline Lender promptly upon the discontinuance of such Default or Event of Default) or (ii) the waiver of such Default or Event of Default in accordance with this Agreement. Also, the Swingline Lender shall not have any obligation to make any Swingline Loan in the event there is a Defaulting Lender (unless the Swingline Exposure of such Defaulting Lender has been reallocated or Cash Collateralized in accordance with Section 2.15). On any Business Day, the Swingline Lender may in its sole discretion, give notice to the Lenders that all then outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders with a Revolving Commitment pro rata based on such Lender’s Revolving Percentages and the proceeds thereof shall be applied directly to the Swingline Lender to repay such outstanding Swingline Loans. Each Lender with a Revolving Loan Commitment hereby irrevocably agrees to make such Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for a Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 6.2 are then satisfied, (iii) the date of such Mandatory Borrowing and (iv) any reduction in the Total Revolving Commitment after such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender with a Revolving Commitment hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty), by assignment, such outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Revolving Percentages, provided that all interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective purchase is made and, to the extent attributable to such purchase, shall be payable to such Lender purchasing same from and after such date of purchase. Each Lender’s obligations pursuant to the preceding sentence shall be absolute and unconditional.
(d)    In addition to the foregoing, Incremental Revolving Commitments and/or Incremental Term Loans may be provided under this Agreement as described in Section 2.14.
(e)    Notwithstanding any contrary provision of this Agreement, the Borrower and the Swingline Lender may enter into a separate agreement providing for the operation of the Swingline Facility, including without limitation, the integration of the Swingline Facility into the Borrower’s operating accounts. The terms of any such separate agreement shall control over any contrary provision of this Agreement, provided that such separate agreement may not alter (i) the rates of interest applicable to Swingline Loans, (ii) the amount of the Swingline Commitment, (iii) the amount of the Revolving Commitment, (iv) the Swingline Expiry Date or the date on which any Swingline Loan is required to be paid, or (v) increase or otherwise change the Lenders’ respective obligations to fund Mandatory Borrowings or purchase Swingline Loans as set forth herein.

Section 2.2    Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing under a Facility shall be the Minimum Borrowing Amount for such Facility (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(c)). More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than an aggregate of fifteen (15) Borrowings of Eurodollar Rate Loans.
Section 2.3    Notice of Borrowing. (a) Whenever the Borrower desires to incur Loans under any Facility (other than the Swingline Facility, any Mandatory Borrowings and Incremental Term Loans), it shall give the Administrative Agent at its Notice Office, prior to 11:00 a.m., at least three Business Days’ prior written notice of each Borrowing of Eurodollar Rate Loans and at least one Business Day’s prior written notice of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each a “Notice of Borrowing”) shall be in the form of Exhibit A, shall be irrevocable once given, and shall specify (i) the Facility pursuant to which such Borrowing is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Rate Loans, and in the case of Eurodollar Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.
(b)    Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Swingline Lender no later than 11:00 a.m. on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of such incurrence. Each such notice shall specify in each case (i) the date of Borrowing (which shall be a Business Day) and (ii) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder with respect to Swingline Loans, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower as a person entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.
(c)    Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loans, to the making of Mandatory Borrowings as set forth in such Section.
Section 2.4    Disbursement of Funds (a) No later than 11:00 a.m. on the date specified in each Notice of Borrowing, each Lender with a Commitment under the respective Facility will make available its pro rata share of each Borrowing requested to be made on such date in the manner provided below. All amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office, and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.
(b)    Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
Section 2.5    Evidence of Indebtedness (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)    The Administrative Agent, solely as a non-fiduciary agent of the Borrower, shall maintain the Register pursuant to Section 12.4(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The accounts of each Lender and the entries made in the Register maintained pursuant to Section 2.5(a) and (b), respectively, shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(d)    The Borrower agrees that it will execute and deliver to each Lender upon such Lender’s request therefor a promissory note of the Borrower evidencing (i) any Revolving Loans of such Lender substantially in the form of Exhibit B, with appropriate insertions as to date and principal amount and (ii) any Incremental Term Loans of such Lender in such form and substance as may be mutually agreed by such Lender, the Borrower and the Administrative Agent.
Section 2.6    Conversions/Continuations.  So long as no Default or Event of Default is in existence, the Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing pursuant to a single Facility (other than under the Swingline Facility, with all Swingline Loans to at all times be maintained as Base Rate Loans) into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan, provided that (i) except as otherwise provided in Section 2.17 or Section 2.18, Eurodollar Rate Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Rate Loans shall reduce the outstanding principal amount of the Eurodollar Rate Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may only be converted into Eurodollar Rate Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) Borrowings of Eurodollar Rate Loans resulting from this Section 2.6 shall be limited in numbers as provided in Section 2.2. So long as no Default or Event of Default shall be in existence, the Borrower shall have the option to continue any Eurodollar Rate Loan as a Eurodollar Rate Loan by selecting a new Interest Period for such Eurodollar Rate Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. If the Borrower shall fail to select in a timely manner a new Interest Period for any Eurodollar Rate Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, be continued as provided in Section 2.9(b). Each such conversion or continuation shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 11:00 a.m., at least three Business Days’ (or one Business Day’s, in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion/Continuation”) specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Rate Loans, the Interest Period to be initially applicable thereto or, as the case may be, specifying the Loans to be so continued and the Interest Period applicable to such continuation. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion or continuation affecting any of its Loans. Notwithstanding the foregoing or the provisions of Section 2.9, if a Default or an Event of Default is in existence at the time any Interest Period in respect of any Borrowing of Eurodollar Rate Loans is to expire and the Administrative Agent or the Required Lenders have determined that a continuation of Eurodollar Rate Loans as such is not appropriate, such Loans may not be continued as Eurodollar Rate Loans but instead shall be automatically converted on the last day of such Interest Period into Base Rate Loans.
Section 2.7    Pro Rata Borrowings.  All Borrowings of Revolving Loans under this Agreement shall be made by the Lenders pro rata on the basis of their Revolving Commitments. It is understood that the obligations of the Lenders hereunder are several (and not joint), that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.
Section 2.8    Interest  (a)  The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the Base Rate in effect from time to time.
(b)    The unpaid principal amount of each Eurodollar Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the relevant Eurodollar Rate.

(c)    After the occurrence and during the continuance of an Event of Default, and after acceleration, all Loans and all other Obligations (including, without limitation, the Letter of Credit Fee) shall bear interest until paid in full at a rate per annum that is two percent (2.0%) in excess of the rate otherwise applicable thereto and such interest shall be payable on demand; provided, however, that, Eurodollar Rate Loans outstanding at the end of an Interest Period therefor shall thereafter bear interest until paid in full at a rate per annum equal to the Base Rate then in effect plus the Applicable Margin plus two percent (2.0%). If this Agreement or the other Credit Documents do not specify an interest rate for a particular Obligation, such Obligation shall, for purposes of this Section 2.8, be deemed to be a Base Rate Loan.
(d)    Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 2021, (ii) in respect of each Eurodollar Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring every three months after the first day of such Interest Period during such Interest Period and (iii) in respect of each Loan (x) other than a Revolving Loan that is an Base Rate Loan, on any prepayment, conversion or continuation (on the amount so prepaid, converted or continued) and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(e)    All computations of interest hereunder shall be made in accordance with Section 12.7.
(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Rate Loans for any Interest Period, shall promptly notify the Borrower and the Lenders thereof.
Section 2.9    Interest Periods. (a)  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Rate Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Rate Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, three or six month period. Notwithstanding anything to the contrary contained above:
(i)    the initial Interest Period for any Borrowing of Eurodollar Rate Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii)    if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(iv)    no Interest Period in respect of a Loan related to an applicable Facility shall extend beyond the applicable Final Maturity Date with respect to such Facility; and
(v)    no Interest Period may be elected at any time when a Default or an Event of Default is then in existence.
(b)    If upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Rate Loans as provided above, the Borrower shall be deemed to have elected to continue such Borrowing for a new Interest Period of the same duration as the current Interest Period, effective as of the expiration date of such current Interest Period.
Section 2.10    [Reserved]
Section 2.11    Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting and the method of calculating such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Rate Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or attempted to be withdrawn by the Borrower); (ii) if any repayment or conversion of any of its Eurodollar Rate Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Rate Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 2.17 or Section 2.18.
Section 2.12    Mitigation of Obligations.  If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.4, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or 5.4, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 2.13    Replacement of Lenders.  If any Lender is owed increased costs or additional amounts, or the Borrower receives notice from any Lender or the Administrative Agent,

under Section 2.17, Section 2.18, Section 2.19, Section 5.4, or any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrower shall have the right, unless such Lender has theretofore removed or cured the conditions which resulted in the obligation to pay such increased costs or additional amounts or which caused it to be a Defaulting Lender or a Non-Consenting Lender, to replace (at its sole cost and expense) in its entirety such Lender (the “Replaced Lender”), on ten Business Days’ (or three Business Days’, in the case of the replacement of a Non-Consenting Lender) prior written notice to the Administrative Agent and such Replaced Lender, with one or more other Persons (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld); provided, that: (i) at the time of any replacement pursuant to this Section 2.13, the Replaced Lender and the Replacement Lender shall enter into one or more Assignment and Acceptances (appropriately completed), pursuant to which the Replacement Lender shall acquire all of the Commitments (including all participation interests in Letters of Credit) and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (b) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.1 and (c) any other amounts payable to the Replaced Lender under this Agreement (including, without limitation, amounts payable under Section 2.11) and (ii) a Defaulting Lender shall be a Replaced Lender only to the extent not prohibited by law. Upon the execution of the respective assignment documentation, the payment of amounts referred to in the preceding sentence and, if so requested by the Replacement Lender, delivery to the Replacement Lender of appropriate Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder, and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions arising under this Agreement, which shall survive as to such Replaced Lender.
Section 2.14    Incremental Facility. (a) Upon notice to the Administrative Agent (whereupon the Administrative Agent shall promptly notify the Lenders), at any time after the Closing Date, the Borrower may from time to time request (i) commitments to provide term loans under this Agreement (each an “Incremental Term Commitment” and all of them, collectively, the “Incremental Term Commitments”; the loans made under the Incremental Term Commitments, the “Incremental Term Loans”)) and/or (ii) increases in the aggregate amount of the Revolving Commitments (each such increase, an “Incremental Revolving Commitment” and, together with the Incremental Term Commitments, the “Incremental Commitments”); provided that (x) after giving effect to any such addition(s), the aggregate amount of Incremental Commitments that have been added pursuant to this Section 2.14 after the Closing Date (excluding, for the avoidance of doubt, the Incremental Revolving Commitments provided on the Closing Date) shall not exceed the Incremental Cap (as defined below), (y) any such addition or increase shall be in an amount of not less than $10,000,000 and (z) there shall be not more than three (3) such increases after the Closing Date. For purposes hereof, the “Incremental Cap” shall mean the sum of (i) $400,000,000 (the “Dollar Basket”) plus (ii) the maximum principal amount of Indebtedness that may be incurred at such time that would not cause the Secured Leverage Ratio on a pro forma basis to exceed 3.25 to 1.00 (with the Secured Leverage Ratio computed as of the last day of the Test Period most recently ended prior to the date of the Incremental Facility Amendment, for which financial statements have been delivered pursuant to Section 8.1(a) or (b), provided that the foregoing determination shall be subject to the terms of Section 1.2(n) in the case of a Limited Condition Transaction); provided that in calculating the Secured Leverage Ratio for purposes of this definition only, all Incremental Revolving Commitments shall be assumed to be fully drawn (this clause (ii), the “Incremental Ratio Basket”). The Borrower may allocate use of the Incremental Cap between the Dollar Basket and the

Incremental Ratio Basket in such amounts as it determines, including those provided for in Section 1.2(o) (which shall be specified in the Incremental Facility Amendment related to the Incremental Commitments).
(b)    Any Loans made in respect of any Incremental Revolving Commitments shall be made by increasing the Total Revolving Commitment with the same terms (including pricing) as the existing Revolving Loans (each, a “Revolving Commitment Increase”). Any Incremental Term Loans (i) shall not have a final maturity earlier than the then existing Revolving Facility Final Maturity Date; provided, that the requirements set forth in this clause (b)(i) shall not apply to any Incremental Term Loans consisting of a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted otherwise satisfies the requirements of this clause (b)(i), (ii) shall rank pari passu or junior in right of payment and of security (including Guaranties) with the Revolving Loans or may be unsecured (and if subordinated shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent), (iii) shall not be the obligation of, or subject to any guarantee by any Person who is not also a Credit Party, (iv) shall not be secured by (x) a Lien on any property or asset in which the Administrative Agent (for the benefit of the Secured Parties) does not have a Lien or (y) a perfected Lien on any property or asset in which the Administrative Agent (for the benefit of the Secured Parties) does not have a perfected Lien, (v) shall have a maturity date (subject to clause (i) immediately above), an amortization schedule, and interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums (including prepayment premiums) as determined by the Borrowers and the lenders of the Incremental Term Loans and (vi) shall have such other terms and provisions, to the extent not consistent with the Revolving Loans, as the case may be, as are reasonably satisfactory to the Joint Lead Arrangers.
(c)    Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the Incremental Commitments. Incremental Term Loans (or any portion thereof) may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank, financial institution or other investing entity (any such bank, financial institution or other investing entity, an “Incremental Lender”), in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent (and, in the case of a Revolving Commitment Increase, the Letter of Credit Issuer and the Swingline Lender) shall have consented (not to be unreasonably withheld) to such Lender's or Incremental Lender's, as the case may be, making such Incremental Term Loans or providing such Revolving Commitment Increase if such consent would be required under Section 12.4 for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Incremental Lender, as the case may be. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees. Any Incremental Commitments shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender's Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Incremental Lender, if any, and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14. At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata share of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under all the Facilities held by each Lender). Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may, after first offering such increase to the existing Lenders as provided above, invite Incremental Lenders to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)    If any Incremental Commitments are added in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocation of such addition; provided, that any existing Lender electing to participate in the proposed Incremental Commitments shall have the right to participate in the proposed increase or addition on a pro rata basis in accordance with such Lender’s Commitment as of the Business Day prior to the Incremental Commitments Effective Date. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such addition and the Incremental Commitments Effective Date. As a condition precedent to such addition, the Borrower shall deliver to the Administrative Agent (i) a pro forma Compliance Certificate after giving effect to such addition and (ii) a certificate of the Borrower dated as of the Incremental Commitments Effective Date signed by an Authorized Officer of the Borrower certifying that, before and after giving effect to such increase, (A) subject to the terms of Section 1.2(n) in the case of any Incremental Facility incurred to finance a Limited Condition Transaction, the representations and warranties contained in Section 7 and the other Credit Documents are true and correct in all material respects on and as of the Incremental Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date (it being understood and agreed that only the Specified Representations shall be required as of the Incremental Commitments Effective Date in the case of any Incremental Facility incurred to finance a Limited Condition Transaction), (B) subject to the terms of Section 1.2(n) in the case of any Incremental Facility incurred to finance a Limited Condition Transaction, no Default or Event of Default exists before or after giving effect to such Incremental Facility (it being understood and agreed that, for the avoidance of doubt, no Event of Default under Sections 10.1 or 10.5 shall exist in any case) and (C) subject to the terms of Section 1.2(n) in the case of any Incremental Facility incurred to finance a Limited Condition Transaction, all conditions set forth in Section 6.2 are satisfied as of such date. On each Incremental Commitments Effective Date, each Lender or Incremental Lender which is providing an Incremental Commitment (x) shall become a “Lender” for all purposes of this Agreement and the other Credit Documents, (y) shall have, as applicable, an Incremental Term Commitment and/or an Incremental Revolving Commitment which shall become “Commitments” hereunder and (z) in the case of an Incremental Term Commitment, shall make an Incremental Term Loan to the Borrower in a principal amount equal to such Incremental Term Commitment, and such Incremental Term Loan shall be a “Loan” for all purposes of this Agreement and the other Credit Documents.
(e)    Upon each Revolving Commitment Increase pursuant to this Section 2.14, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each existing Revolving Lender, if any, and each Incremental Lender, if any, in each case providing a portion of such Revolving Commitment Increase (each an

“Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender's risk participation hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of such risk participations, the percentage of the aggregate outstanding (A) risk participations hereunder in Letters of Credit and (B) risk participations in Swingline Loans, in each case, held by each Revolving Lender (including each such Incremental Revolving Lender) will equal such Revolving Lender's pro rata share of the outstanding Revolving Loans based on each such Revolving Lender's Revolving Percentage immediately after giving effect to such Revolving Commitment Increase and (ii) if, on the date of such Revolving Commitment Increase, there are any Revolving Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion, necessary and appropriate to result in each Revolving Lender (including each Incremental Revolving Lender) having a pro rata share of the outstanding Revolving Loans based on each such Revolving Lender's Revolving Percentage immediately after giving effect to such Revolving Commitment Increase, provided that any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.
(f)    This Section 2.14 shall supersede any provisions in Section 12.12 to the contrary.
Section 2.15    Defaulting Lenders
(a)     Cash Collateral.
(i)    At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Letter of Credit Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Letter of Credit Issuer’s Letter of Credit Exposure with respect to such Defaulting Lender in an amount not less than 100% of the Letter of Credit Issuer’s Letter of Credit Exposure with respect to such Defaulting Lender; provided, that, the Borrower shall not be required to Cash Collateralize the Letter of Credit Exposure of such Defaulting Lender to the extent (x) such Letter of Credit Exposure has been reallocated to Non-Defaulting Lenders in accordance with Section 2.15(b)(iv) and/or Cash Collateralized provided by such Defaulting Lender or (y) at the time such Lender becomes a Defaulting Lender, such Defaulting Lender is replaced by the Borrower in accordance with Section 2.13.
(ii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Letter of Credit Issuer as herein provided, or that the total amount of such Cash

Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15(a) or 2.15(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or Letter of Credit Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iv)    Cash Collateral (or the appropriate portion thereof) provided to reduce the Letter of Credit Issuer’s Letter of Credit Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15(a) following (A) the elimination of the applicable Letter of Credit Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Sections 2.15(b) through 2.15(d), the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Letter of Credit Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.
(b)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 12.12.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or Swingline Lender hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Letter of Credit Exposure with respect to such Defaulting Lender in accordance with Section 2.15(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuers’ future Letter of Credit Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15(a); sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuer or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Disbursements and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments and outstanding Incremental Term Loans without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for Revolver for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive a Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its Letter of Credit Exposure for which it has provided Cash Collateral pursuant to Section 2.15(a).
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Letter of Credit Issuer’s Letter of Credit Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 12.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Letter of Credit Issuers’ Letter of Credit Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.15(a).
(c)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.15(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans and (ii) no Letter of Credit Issuer shall be required to issue, extend, renew or increase any Letter of Credit; provided, that, at such time as the Swingline Lender is satisfied that it will have no Swingline

Exposure after giving effect to such Swingline Loan and the Letter of Credit Issuer is satisfied that it will have no Letter of Credit Exposure after giving effect to the issuance, extension, renewal or increase of any Letter of Credit, then the Swing Line Lender will make the requested Swingline Loans and the Letter of Credit Issuer will issue, extend, renew or increase Letters of Credit, in each case, so long as the other terms and conditions applicable for such Credit Events have been satisfied in accordance with this Agreement.
Section 2.16    Extension of Final Maturity Date
(a)    At least 45 days but not more than 65 days prior to the first, second, third, fourth and fifth Anniversary Date, provided that all of the conditions set forth in Section 6.2(a), (b) and (c) have been met in each case, the Borrower, by written notice to the Administrative Agent, may request an extension of the Term Facility Final Maturity Date and/or the Revolving Facility Final Maturity Date in effect at such time by one calendar year from the then scheduled applicable Final Maturity Date. The Administrative Agent shall promptly notify each Lender holding the applicable Class of Loans and Commitments of such request (including the amount of any fees to be paid such Lenders for such proposed extension, the amortization of the Incremental Term Loans following the Extension Date and any other terms applicable to such proposed extension not otherwise in contravention of the express terms and provisions this Agreement), and each such Lender shall in turn, in its sole discretion, at least 20 days but not more than 30 days prior to the applicable Anniversary Date, notify the Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender holding the applicable Class of Loans and Commitments shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the applicable Final Maturity Date by the 20th day prior to the applicable Anniversary Date, such Lender shall be deemed to be a Non-Extending Lender (as defined below) with respect to such request. The Administrative Agent shall notify the Borrower not later than the 20th day prior to the applicable Anniversary Date of the decision of the Lenders holding the applicable Class of Loans and Commitments regarding the Borrower’s request for an extension of the applicable Final Maturity Date.
(b)    If all of the Lenders holding the applicable Class of Loans and Commitments consent in writing to any such request in accordance with subsection (a) of this Section 2.16, the applicable Final Maturity Date shall, effective as at such next Anniversary Date (the “Extension Date”), be extended for one calendar year from the then scheduled applicable Final Maturity Date; provided that on the Extension Date, no Default or Event of Default shall have occurred and be continuing, or shall occur as a consequence thereof. If Lenders holding more than 50% in interest of the Incremental Term Loans and/or Revolving Commitments (as applicable) at such time consent in writing to any such request in accordance with subsection (a) of this Section 2.16, the applicable Final Maturity Date in effect at such time shall, effective as at the applicable Extension Date, be extended as to those Lenders that so have consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Extending Lender”). To the extent that the applicable Final Maturity Date is not extended as to any Lender holding the applicable Class of Loans and Commitments pursuant to this Section 2.16 and the applicable Class of Commitments and Loans of such Lender is not assumed in accordance with subsection (c) of this Section 2.16 on or prior to the applicable Extension Date, (i) the applicable Class of Commitments and/or Loans of such Non-Extending Lender shall automatically terminate in whole on such unextended applicable Final Maturity Date (such unextended Final Maturity Date, the “Termination Date”) without any further notice or other action by the Borrower, such Lender or any other Person, and in the case of a Non-Extending Lender holding a Revolving Commitment that is not extended, the Letter of Credit

Exposure and Swingline Exposure of such Non-Extending Lender will automatically be reallocated (effective on the Termination Date) among the Consenting Lenders pro rata in accordance with their respective Revolving Commitments that are extended; provided that the sum of each such Consenting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Consenting Lender as in effect at the time of such reallocation; provided, further, that, to the extent that any portion (the “unreallocated portion”) of the Letter of Credit Exposure and Swingline Exposure of any Non-Extending Lender cannot be so reallocated for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Letter of Credit Issuer and/or the Swingline Lender), (x) Cash Collateralize the obligations of the Borrower to the Letter of Credit Issuer or Swingline Lender in respect of such Letter of Credit Exposure or Swingline Exposure, as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of the Letter of Credit Exposure and Swingline Exposure of such Non-Extending Lender, or (y) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (z) make other arrangements satisfactory to the Administrative Agent, the Letter of Credit Issuer and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Non-Extending Lender; (ii) notwithstanding anything contained in this Agreement to the contrary, including Section 5.3 and 12.6, such Non-Extending Lender shall have received from the Borrower the aggregate principal amount of, and any interest accrued and unpaid to the unextended applicable Final Maturity Date, the outstanding applicable Class of Loans, if any, of such Non-Extending Lender plus any accrued but unpaid commitment fees owing to such Non-Extending Lender as of such date and all other amounts payable hereunder to such Non-Extending Lender; and (iii) such Non-Extending Lender's rights under Sections 2.11 and 12.1 and its obligations under Section 12.8, shall survive the applicable Final Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of any Final Maturity Date.

(c)    If Lenders holding more than 50% of the Incremental Term Loans and/or Revolving Commitments (as applicable) at any time consent to any such request pursuant to subsection (a) of this Section 2.16, the Borrower may arrange for one or more Consenting Lenders or, to the extent that the Consenting Lenders decline to assume any Non-Extending Lender's Commitment and/or Loans, Incremental Lenders reasonably acceptable to the Administrative Agent (each such Incremental Lender that accepts an offer to assume a Non-Extending Lender's Commitment and/or Loan as of the applicable Extension Date being an “Assuming Lender”) to assume, effective as of the Extension Date, any Non-Extending Lender's Incremental Term Loans or Revolving Commitments (as applicable) and all of the obligations of such Non-Extending Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Extending Lender; provided, however, that if the Borrower makes an offer to any Consenting Lender to assume any Non-Extending Lender's Loans or Revolving Commitments (as applicable), the Borrower shall make such offer to all Consenting Lenders on a pro rata basis based on their respective Incremental Term Loans and/or Revolving Commitments (as applicable) and such Non-Extending Lender's Incremental Term Loans and/or Revolving Commitments (as applicable) shall be allocated among those Consenting Lenders which accept such offer on a pro rata basis based on their respective Incremental Term Loans and/or Revolving Commitments (as applicable); provided further that:

(i)    any such Consenting Lender or Assuming Lender shall have paid to such Non-Extending Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding assumed Loans, if any, of such Non-Extending Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Extending Lender as of the effective date of such assignment;

(ii)    all additional cost reimbursements, expense reimbursements and indemnities payable to such Non-Extending Lender, and all other accrued and unpaid amounts owing to such Non-Extending Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Extending Lender; and

(iii)    with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 12.4 for such assignment shall have been paid;

provided further that such Non-Extending Lender's rights under Sections 2.11 and 12.1 and its obligations under Section 12.8, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Administrative Agent an assumption agreement, in form and substance satisfactory to the Borrower and the Administrative Agent (an “Assumption Agreement”), duly executed by such Assuming Lender, such Non-Extending Lender, the Borrower and the Administrative Agent (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Commitment and (C) each Non-Extending Lender being replaced pursuant to this Section 2.16 shall have delivered to the Administrative Agent any note or notes held by such Non-Extending Lender. Upon the payment or prepayment of all amounts referred to in clauses (A), (B) and (C) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Extending Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Extending Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)    If all of the Lenders holding the applicable Class of Commitments and/or Loans (as applicable) (after giving effect to any assignments pursuant to subsection (b) of this Section 2.16) consent in writing to the requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Borrower, and, so long as no Default or Event of Default shall have occurred and be continuing as of such Extension Date, or shall occur as a consequence thereof, the applicable Final Maturity Date then in effect shall be extended for the additional one year period described in subsection (a) of this Section 2.16, and all references in this Agreement and in the other Credit Documents, if any, to the “Term Facility Final Maturity Date” or the “Revolving Facility Final Maturity Date”, as applicable, shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Term Facility Final Maturity Date or the Revolving Facility Final Maturity Date, as applicable, as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled applicable Final Maturity Date in effect immediately prior thereto.
(e)    Any extended Loans and/or Revolving Commitments under this Section shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which notwithstanding anything to the contrary set forth in Section 12.12, shall not require the consent of any Lender other than the Consenting Lenders and the Assuming Lenders with respect to the extended Loans and/or Revolving Commitments established thereby) executed by the Credit Parties, the Administrative Agent and the Consenting Lenders and the Assuming Lenders. In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby and such other customary matters as reasonably requested by the Administrative Agent, and such of the other Credit Documents (if any) as may be amended or replaced thereby. Notwithstanding anything to the contrary set forth in Section 12.12, the Administrative Agent is expressly permitted to amend the Credit Documents through the Extension Amendment to the extent necessary to give effect to any extension pursuant to this Section and mechanical changes necessary or advisable in connection therewith.
(f)    This Section 2.16 shall supersede any provisions in Section 12.12 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.16 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any requested extension of any Final Maturity Date without its prior written consent.
Section 2.17    Inability to Determine Interest Rates.
(a)     If, prior to the commencement of any Interest Period for any Borrowing of Eurodollar Rate Loans:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, provided that no Early Opt-In Election shall have occurred at such time or for such Interest Period, or

(ii)    the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Rate Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c) Notwithstanding anything to the contrary herein or in any other Credit Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.
(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.17.
(f) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Eurodollar Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
Section 2.18    Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder or to make, maintain or fund any Eurodollar Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Rate Loans, shall be suspended. In the case of the making of a Borrowing of Eurodollar Rate Loans, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Borrowing of Revolving Loans for the same Interest Period and, if the affected Eurodollar Rate Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Rate Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Rate Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different applicable lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.19    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Eurodollar Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the Letter of Credit Issuer; or
(ii)    impose on any Lender, the Letter of Credit Issuer or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Rate Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Rate Loan or to increase the cost to such Lender or the Letter of Credit Issuer of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Letter of Credit Issuer may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within fifteen (15) days after receipt of such notice and demand the Borrower shall pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amounts as will compensate such Lender or the Letter of Credit Issuer for any such increased costs incurred or reduction suffered.
(b)    If any Lender or the Letter of Credit Issuer shall have determined that on or after the Closing Date any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital (or on the capital of the Parent Company of such Lender or the Letter of Credit Issuer) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Letter of Credit Issuer or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Letter of Credit Issuer may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within fifteen (15) days after receipt of such notice and demand the Borrower shall pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amounts as will compensate such Lender, the Letter of Credit Issuer or such Parent Company for any such reduction suffered.
(c)    A certificate of such Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender, the Letter of Credit Issuer or the Parent Company of such Lender or the Letter of Credit Issuer, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)    Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation.
SECTION 3    LETTERS OF CREDIT.
Section 3.1    Letters of Credit.  On any Business Day prior to the Revolving Facility Final Maturity Date, the Letter of Credit Issuer, in reliance upon the agreements of the other Lenders pursuant to Section 3.4 and Section 3.5, may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or any Subsidiary (as specified by the Borrower in the request for such Letter of Credit) on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) 18 months after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Facility Final Maturity Date; (ii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate Letter of Credit Exposure would exceed the Letter of Credit Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the amount of the Total Revolving Commitment and (iii) the Borrower shall not request, and the Letter of Credit Issuer shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (I) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (II) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (x) on the Closing Date with respect to all Existing Letters of Credit and (y) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.
Section 3.2    Notices of Issuance .  To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Letter of Credit Issuer and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit will be issued for the account of the Borrower or a Subsidiary, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Section 6, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Letter of Credit Issuer shall approve and that the Borrower and/or the applicable Subsidiary shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Letter of Credit Issuer shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
Section 3.3    Issuance of Letters of Credit.  At least two (2) Business Days prior to the issuance of any Letter of Credit, the Letter of Credit Issuer will confirm with the Administrative

Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Letter of Credit Issuer is to issue the requested Letter of Credit, directing the Letter of Credit Issuer not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 3.1 or that one or more conditions specified in Section 6 are not then satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue such Letter of Credit in accordance with the Letter of Credit Issuer’s usual and customary business practices.
Section 3.4    Letter of Credit Disbursement/Reimbursement Obligation.  The Letter of Credit Issuer shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Letter of Credit Issuer shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Letter of Credit Issuer has made or will make a Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Letter of Credit Issuer and the Lenders with respect to such Letter of Credit Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Letter of Credit Issuer for any Letter of Credit Disbursements paid by the Letter of Credit Issuer in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Letter of Credit Issuer and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting the Lenders to make a Borrowing of Base Rate Loans on the date on which such drawing is honored in an exact amount due to the Letter of Credit Issuer; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 6.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Letter of Credit Issuer in accordance with Section 2.4. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Letter of Credit Issuer for such Letter of Credit Disbursement.
Section 3.5    Lenders’ Participation Obligations.  If for any reason a Borrowing of Base Rate Loans may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Letter of Credit Issuer) shall be obligated to fund the participation that such Lender purchased pursuant to Section 3.1 in an amount equal to its Pro Rata Share of such Letter of Credit Disbursement on and as of the date which such Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Letter of Credit Issuer or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Letter of Credit Issuer. Whenever, at any time after the Letter of Credit Issuer has received from any such Lender the funds for its participation in a Letter of Credit Disbursement, the Letter of Credit Issuer (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Letter of Credit Issuer, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Letter of Credit Issuer any portion thereof previously distributed by the Administrative Agent or the Letter of Credit Issuer to it.
Section 3.6    Obligation to Pay Interest .  To the extent that any Lender shall fail to pay any amount required to be paid pursuant to Section 3.4 and Section 3.5 on the due date therefor, such Lender shall pay interest to the Letter of Credit Issuer (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the Letter of Credit Issuer within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.8(c).
Section 3.7    Cash Collateral.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this Section, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Letter of Credit Issuer and the Lenders, an amount in cash equal to 103% of the aggregate Letter of Credit Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 10.5. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this Section. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and reasonable discretion of the Administrative Agent (acting in good faith) and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Letter of Credit Issuer for Letter of Credit Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Credit Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such Cash Collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

Section 3.8    Letter of Credit Reporting.  Upon the request of any Lender, but no more frequently than quarterly, the Letter of Credit Issuer shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Letter of Credit Issuer shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
Section 3.9    Unconditional Obligation to Reimburse.  The Borrower’s obligation to reimburse Letter of Credit Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)    any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii)    the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Letter of Credit Issuer) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    payment by the Letter of Credit Issuer under a Letter of Credit against presentation of a draft or other document to the Letter of Credit Issuer that does not comply with the terms of such Letter of Credit;
(v)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or
(vi)    the existence of a Default or an Event of Default.
Neither the Administrative Agent, the Letter of Credit Issuer, any Lender nor any Related Parties of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Letter of Credit Issuer; provided that the foregoing shall not be construed to excuse the Letter of Credit Issuer from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Letter of Credit Issuer’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Letter of Credit Issuer (as finally determined by a court of competent jurisdiction), the Letter of Credit Issuer shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Letter of Credit Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Letter of Credit Issuer hereunder for all LC Disbursements and to otherwise perform all obligations hereunder in respect of such Letter of Credit as if it has been issued for the account of the Borrower. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
Section 3.10    Law Governing Letters of Credit.  Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit (it being understood that government agencies and authorities require certain letters of credit to be governed by, and construed in accordance with, the internal laws of the applicable state without regard to its conflict of laws principles, and such governing law provisions may be agreed to by the Letter of Credit Issuer in its discretion (the consent to which shall not be unreasonably withheld)).
Section 3.11    Resignation of Letter of Credit Issuer. Any Letter of Credit Issuer may resign as an “Letter of Credit Issuer” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Letter of Credit Issuer shall have identified a successor Letter of Credit Issuer reasonably acceptable to the Borrower willing to accept its appointment as successor Letter of Credit Issuer, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Letter of Credit Issuer. In the event of any such resignation as Letter of Credit Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor Letter of Credit Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Letter of Credit Issuer except as expressly provided above. The Borrower may terminate the appointment of any Letter of Credit Issuer as a “Letter of Credit Issuer” hereunder by providing a written notice thereof to such Letter of Credit Issuer, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Letter of Credit Issuer acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Letter of Credit Exposure attributable to Letters of Credit issued by such Letter of Credit Issuer (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Letter of Credit Issuer pursuant to Section 4.1. Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit or renew or extend any existing Letters of Credit. To the extent that there are, at the time of any resignation or replacement as set forth in this Section 3.11, any outstanding Letters of Credit, such Letters of Credit shall continue to remain outstanding hereunder and nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties thereto.
SECTION 4    FEES; COMMITMENTS.
Section 4.1    Fees.  (a)  The Borrower agrees to pay to the Administrative Agent a commitment fee (“Commitment Fee for Revolver”) for the account of each Revolving Lender for the period from and including the Closing Date to but not including the date the Total Revolving Commitment has been terminated, in an amount equal to the Commitment Fee Rate for Revolver then in effect multiplied by the average daily Unutilized Commitment of each Lender. Such Commitment Fee for Revolver shall be due and payable in arrears on the second Business Day immediately following March 31, June 30, September 30 and December 31 of each year, commencing on April 2, 2021, and on the first date upon which the Total Revolving Commitments shall have been terminated.
(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender pro rata on the basis of its Revolving Percentage, a fee in respect of each outstanding Letter of Credit (the “Letter of Credit Fee”) for each day computed at the rate equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans for such day on the Stated Amount of such Letter of Credit on such day. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the second Business Day immediately following March 31, June 30, September 30 and December 31 of each year, commencing on April 2, 2021, and on the date upon which the Total Revolving Commitment is terminated.
(c)    The Borrower agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit (the “Fronting Fee”) computed at the rate of 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Accrued Fronting Fees shall be due and payable quarterly in arrears on the second Business Day immediately following March 31, June 30, September 30 and December 31 of each year, commencing on April 2, 2021, and on the date upon which the Total Revolving Commitment is terminated.
(d)    The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment or transfer by a beneficiary of, a Letter of Credit such amount as shall at the time of such issuance, drawing, transfer or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments or transfers of, letters of credit issued by it.

(e)    The Borrower agrees to pay to the Administrative Agent (x) on the Closing Date for its own account and/or for distribution to the Lenders such fees as have heretofore been agreed to by the Borrower and the Administrative Agent and (y) for its own account such other fees as may be agreed to from time to time between the Borrower and the Administrative Agent, when and as due.
(f)    All computations of Fees shall be made in accordance with Section 12.7.
Section 4.2    Voluntary Reduction of Commitments.  Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Commitment, provided that (x) any such termination shall apply to proportionately and permanently reduce the Revolving Commitment of each of the Lenders with such a Commitment and (y) any partial reduction pursuant to this clause Section 4.2 shall be in the amount of at least $5,000,000 or a whole multiple thereof.
Section 4.3    Commitment Terminations.  Unless earlier terminated pursuant to the terms of the Agreement:
(a)    The Total Revolving Commitment (and the Revolving Commitment of each Lender) shall terminate on the Revolving Facility Final Maturity Date.
(b)    The Swingline Commitment shall terminate on the Swingline Expiry Date.
SECTION 5    PAYMENTS.
Section 5.1    Voluntary Prepayments.  (a)  The Borrower shall have the right to prepay Revolving Loans and/or Swingline Loans, in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Rate Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Administrative Agent by 11:00 a.m. (x) one Business Day prior to the date of such prepayment in the case of Base Rate Loans, (y) three Business Days’ prior written notice in the case of Eurodollar Rate Loans and (z) 11:00 a.m. on the date of prepayment, in the case of Swingline Loans, which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $500,000 or a whole multiple of $100,000 in excess thereof; provided that no partial prepayment of Eurodollar Rate Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. Voluntary prepayments with respect to any Incremental Term Loans shall be subject to the terms and conditions applicable to such Incremental Term Loans as set forth in the applicable Incremental Facility Amendment. Any prepayment made pursuant to this Section shall be subject to Section 2.11.
Section 5.2    Mandatory Prepayments.

If on any date (after giving effect to any other repayments or prepayments on such date) the sum of (i) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans plus (ii) the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect, the Borrower shall repay on such date that principal amount of Swingline Loans and, after Swingline Loans have been paid in full, Unpaid Drawings and, after Unpaid Drawings have been paid in full, Revolving Loans, in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans, Unpaid Drawings and Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect (any such excess, a “Total Revolving Commitment Excess Amount”), the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such Total Revolving Commitment Excess Amount, and the Administrative Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrower which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent and the Borrower, until the proceeds are applied to the Obligations, and which shall provide that a portion of the balance, if any, held in a cash collateral account established under such cash collateral agreement equal to the amount by which such balance exceeds the Total Revolving Commitment Excess Amount from time to time, shall be released to the Borrower, provided that (x) as a result of such release, a mandatory prepayment shall not be required under the first sentence of this paragraph (a)(i) unless such prepayment is made concurrently with such release, and (y) immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would result from such release.
Section 5.3    Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 2:00  p.m. on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that prior written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Any payments made by the Borrower under this Agreement which are made later than 2:00 p.m. shall be deemed to have been made by the Borrower on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
Section 5.4    Taxes.
(a)    Defined Terms. For purposes of this Section 5.4, the term “Lender” includes Letter of Credit Issuer and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable

Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Credit Party to a Governmental Authority pursuant to this Section 5.4, the Borrower or other Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4(g)(ii)(A), 5.4(g)(ii)(B) and 5.4(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two (2) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of executed original copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
i.    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
ii.    executed originals of IRS Form W-8ECI;
iii.    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of

Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
iv.    to the extent a Foreign Lender is not the beneficial owner (including a Foreign Lender that is a partnership), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents that would be required from each beneficial owner (including a partner of Foreign Lender that is a partnership) pursuant to clauses (ii)(B)(i)-(iii) above if such beneficial owner (or partner) were a Lender, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of executed original copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form, certification or other supplementing documentation prescribed by applicable law that it previously delivered pursuant to this Section 5.4(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.4 (including by the payment of additional amounts pursuant to this Section 5.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) to the extent that the payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 6    CONDITIONS PRECEDENT.
Section 6.1    Conditions Precedent to Closing Date. The obligation of the Lenders to make each Loan hereunder, and the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder, in each case, on the Closing Date are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
(a)    Execution of Agreement. On or prior to the Closing Date, (i) this Agreement shall have been executed and delivered as provided in Section 12.10 and (ii) there shall have been delivered to the Administrative Agent, for the account of each Lender that has requested Notes pursuant to Section 2.5(d), Notes conforming to the requirements hereof and executed by a duly Authorized Officer of the Borrower.
(b)    Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received opinions, addressed to the Administrative Agent and each of the Lenders from:

(i)    Vorys, Sater, Seymour and Pease LLP, counsel to Holdings and its Subsidiaries, which opinion shall be dated the Closing Date and shall be in the form of Exhibit E-1;
(ii)    W. Joseph Payne, Esq., General Counsel to Holdings, the Borrower and all of the Subsidiaries, which opinion shall be dated the Closing Date and shall be in the form of Exhibit E-2;
(iii)    Greenberg Traurig, P.A., special Florida counsel to the Borrower and certain Guarantors, which opinion shall be dated the Closing Date and shall be in the form of Exhibit E-3; and
(iv)    Fennemore Craig, P.C., special Nevada counsel to Air Transport International Limited Liability Company, a Nevada limited liability company, which opinion shall be dated the Closing Date and shall be in the form of Exhibit E-4.
(c)    Proceedings.
(i)  On the Closing Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Closing Date, signed by the Secretary of such Credit Party in the form of Exhibit F (together with certifications as to incumbency and signatures of such officers) with appropriate insertions and deletions, together with (x) copies of the articles or certificate of incorporation, the limited liability company agreement, the partnership agreement, any certificate of designation, the by-laws, or other organizational documents of each such Credit Party, (y) the resolutions, or such other administrative approval, of each such Credit Party referred to in such certificate to be reasonably satisfactory to the Administrative Agent and (z) in the case of the certificate delivered by the Borrower, a statement that all of the applicable conditions set forth in Section 6 have been satisfied as of such date.
(ii)    On the Closing Date, all corporate, limited liability company, partnership and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including long-form good standing certificates and any other records of corporate, partnership or limited liability company proceedings and governmental approvals, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or Governmental Authority.
(iii)    A Notice of Borrowing for the Revolving Loans to be made on the Closing Date, together with a Funds Disbursement Agreement, in each case executed by the Borrower.
(d)    Closing Date Bring-Down Certificate.  A certificate from an Authorized Officer of the Borrower dated the Closing Date to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty specifically refers to an earlier date, in which case the same were true and correct in all material respects as of such earlier date); (B) after giving effect to any Related Transactions, as applicable, no Default or Event of Default has occurred and is continuing; (C) since December 31, 2020, there has not been any change, effect, event, occurrence, state of facts or development that has had or could reasonably be expected to have a Material Adverse Effect; and (D)  each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2.
(e)    Reaffirmation.  A Reaffirmation of Obligations Under Credit Documents dated the Closing Date duly executed by each Credit Party, in form and substance reasonably acceptable to the Administrative Agent.
(f)    Affidavit. An Affidavit of Out-Of-State Execution and Delivery regarding the execution of the Credit Documents to be executed on the Closing Date, duly executed by the Borrower and notarized.
(g)    Lien Searches/Security Documents.  On the Closing Date, the Administrative Agent shall have received copies of favorable UCC, tax, and judgment search reports in all necessary or appropriate jurisdictions, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral or on the Capital Stock of the Subsidiaries of Holdings, in each case, other than Permitted Liens. On the Closing Date, the Administrative Agent shall have received copies of duly executed FAA form “Aircraft Security Agreements” and/or “Amended and Restated Aircraft Security Agreements” to be filed on the Closing Date with the FAA, the substance of which shall be satisfactory to the Administrative Agent, covering the Aircraft and Engines included in the Collateral Pool and registrations satisfactory to the Administrative Agent shall have been made with the “International Registry” (as defined under the Cape Town Convention) relating to the airframes with respect to the Aircraft and Engines in the Collateral Pool on the Closing Date.
(h)    Governmental Approvals and Consents; No Injunction.  Each Credit Party shall have obtained all permits, registrations, filings, licenses, authorizations, consents, orders or approvals of or from any Governmental Authority and other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Transaction Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and the Related Transaction Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired. No action, proceeding or investigation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Related Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Related Transaction Documents or the consummation of the transactions contemplated hereby or thereby
(i)    [Reserved].

(j)    Fees.  On the Closing Date, the Administrative Agent and the Joint Lead Arrangers shall have received all fees required to be paid, and all expenses required to be paid, on or before the Closing Date, including, without limitation, all Fees accrued to and including the Closing Date under the Existing Credit Agreement.
(k)    Evidence of Insurance. The Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 8.3 is in full force and effect, together with endorsements naming the Administrative Agent, for the benefit of Lenders, as additional insured and lender’s loss payee thereunder to the extent required under Section 8.3.
(l)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, could have a material adverse effect on the business operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.
(m)    Compliance Certificate. A pro forma Compliance Certificate dated the Closing Date, after giving effect to any Related Transactions, as applicable.
(n)    Patriot Act, Etc.    At least five (5) days prior to the Closing Date, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” requirements and Anti-Money Laundering Laws including the Patriot Act and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower.
Section 6.2    Conditions Precedent to All Credit Events.  The obligation of the Lenders to make each Loan hereunder, and the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder, is subject, at the time of each such Credit Event, to the satisfaction of the conditions that at the time of each Credit Event and also after giving effect thereto, (a) there shall exist no Default or Event of Default, (b) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall have been true and correct in all material respect as of such earlier date) and (c) the Borrower shall have certified compliance on a pro forma basis (after giving effect to (i) the proposed Credit Event and (ii) the addition of Aircraft to, and/or the removal of Aircraft from, the Collateral Pool in accordance with Section 8.10 occurring after the end of the immediately preceding Test Period) with covenant set forth in Section 9.14 (without giving effect to the cure periods in such Sections), and, for purposes of this clause (c), the value of any Aircraft added to the Collateral Pool pursuant to Section 8.10 and not otherwise included in the most recent Aircraft Appraisal delivered to the Administrative Agent pursuant to the terms hereof shall be based on the fair market value of such Aircraft (as reasonably determined in good faith by the Borrower. For the avoidance of doubt, the obligation of the Lenders to make each Loan hereunder, and the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder, shall be subject to satisfaction of each of the foregoing conditions under this Section 6.2 in all circumstances other than (i) as expressly provided in Section 1.2(n) in the case of any Loans made to finance a Limited

Condition Acquisition and (ii) Section 2.14(d) with respect to any Limited Condition Transaction funded with the proceeds of Incremental Commitments.
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the applicable conditions specified in Section 6.1, and/or Section 6.2, as the case may be, exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the benefit of each of the Lenders.
Section 6.3    Effect of Amendment and Restatement.
(a)    Upon this Agreement becoming effective pursuant to Sections 6.1 and 6.2, from and after the Closing Date:  (i)(A) all outstanding “Revolving Loans” (as such term is defined in the Existing Credit Agreement), if any, shall be deemed to be Revolving Loans outstanding hereunder, (B) all outstanding “Swingline Loans” (as such term is defined in the Existing Credit Agreement), if any, shall be deemed to be Swingline Loans outstanding hereunder, (C) each outstanding “Letter of Credit” (as such term is defined in the Existing Credit Agreement), if any, shall be deemed to be a Letter of Credit issued and outstanding hereunder and (D) all outstanding “Term Loans” (as such term is defined in the Existing Credit Agreement) shall be repaid in full; (ii) all terms and conditions of the Existing Credit Agreement and any other “Credit Document” as defined therein, as amended and restated by this Agreement and the other Credit Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended, and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties to the Lenders and the Administrative Agent; (iii) the terms and conditions of the Existing Credit Agreement shall be amended as set forth herein and, as so amended and restated, shall be restated in their entirety, but shall be amended only with respect to the rights, duties and obligations among the Borrower, the Lenders and the Administrative Agent accruing from and after the Closing Date; (iv) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Existing Credit Agreement or any other “Credit Document” as defined therein or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Borrower; (v) all indemnification obligations of the Credit Parties under the Existing Credit Agreement and any other “Credit Document” as defined therein shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Administrative Agent, and any other Person indemnified under the Existing Credit Agreement or such other Credit Document at any time prior to the Closing Date; (vi) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date (other than the Term Loans to be repaid in full on the Closing Date), continue to be outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (vii) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (viii) any and all references in the Credit Documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, modified, supplemented or amended and restated from time to time hereafter in accordance with the terms of this Agreement.
(b)    The Administrative Agent, the Lenders and the Borrower agree that the Total Revolving Commitment (as defined in the Existing Credit Agreement) of each of the Revolving Lenders immediately prior to the effectiveness of this Agreement shall be reallocated among the Revolving Lenders such that, immediately after the effectiveness of this Agreement in accordance with its terms, the Revolving Commitment of each Revolving Lender shall be as set forth on Annex 1.1.  In order to effect such reallocations, assignments shall be deemed to be made among the Revolving Lenders in such amounts as may be necessary, and with the same force and effect as if such assignments were evidenced by the applicable Assignment and Acceptance (but without the payment of any related assignment fee), and no other documents or instruments shall be required to be executed in connection with such assignments (all of which such requirements are hereby waived).  Further, to effect the foregoing, each Revolving Lender agrees to make cash settlements in respect of any outstanding Revolving Loans, either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, such that after giving effect to this Agreement, each Revolving Lender holds Revolving Loans equal to its Pro Rata Share (based on the Revolving Commitment of each Revolving Lender as set forth on Annex 1.1).
SECTION 7 REPRESENTATIONS AND WARRANTIES.
To induce the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, Holdings and the Borrower make the following representations and warranties to, and agreements with, the Lenders, both immediately before and after giving effect to the Related Transactions, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the making of each Credit Event thereafter being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the date of each such Credit Event unless such representation and warranty expressly indicates that it is being made as of any specific date (in which case such representation and warranty shall have been true and correct in all material respect as of such specific date); provided, however, that with respect to any Loan incurred to finance a Limited Condition Transaction, the provisions in this paragraph are subject to Section 1.2(n)):
Section 7.1    Corporate Status; Compliance with Law.  Each of Holdings and its Subsidiaries (i) is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its organization and has the corporate or limited liability company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage on the date hereof, (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect and (iii) is in compliance with all Requirements of Law and all Contractual Obligations of Holdings and its Subsidiaries, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 7.2    Power and Authority.  Each Credit Party has the corporate or limited liability company power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents and the other Related Transactions Documents to which it is a party and has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Credit Documents and the other Related Transactions Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party, and each such Credit Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 7.3    No Violation.  Neither the execution, delivery and performance by any Credit Party of the Credit Documents and the other Related Transactions Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of any of transactions contemplated herein or therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority, (ii) will, except as set forth on Annex 7.3, conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, debt instrument or agreement, mortgage, deed of trust, agreement or other instrument to which Holdings or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject (including, without limitation, the CMI Service Agreement), (iii) will violate any provision of the charter or by-laws or limited liability company agreement of Holdings or any of its Subsidiaries or (iv) except as set forth on Annex 7.3, require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings and its Subsidiaries, other than, in the case of clause (i), any contravention which could not reasonably be expected to have a Material Adverse Effect.
Section 7.4    Litigation.  There are no actions, suits or proceedings pending or threatened with respect to Holdings or any of its Subsidiaries (i) that are likely to have a material adverse effect on the business, assets, liabilities (contingent or otherwise), operations, financial condition or prospects of any such Person, or (ii) that could reasonably be expected to have a material adverse effect on the validity or enforceability of any of the Credit Documents or the other Related Transactions Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
Section 7.5    Use of Proceeds; Margin Regulations.  (a)  On the Closing Date, the Borrower will use the proceeds of the Revolving Loans funded on the Closing Date to prepay and refinance certain Loans under the Existing Credit Agreement. After the Closing Date, the proceeds of all Revolving Loans shall be utilized for working capital needs and other general corporate purposes of Holdings and its Subsidiaries, including the making of Permitted Acquisitions.
(b)    No part of the proceeds of any Loans will be used for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System and any successor thereto. None of Holdings, the Borrower or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
Section 7.6    Governmental Approvals.  Except for any filings required under the Security Documents, no order, consent, approval, license, authorization, or validation of, or filing,

recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.
Section 7.7    Investment Company Act.  None of Holdings or any of its Subsidiaries is (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “ICA”) or a company “controlled” by an “investment company” within the meaning of the ICA or (ii) subject to any regulation under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any party of the Obligations unenforceable or voidable.
Section 7.8    True and Complete Disclosure/Beneficial Ownership Certification.  (a)  All information and data (excluding projections) concerning Holdings, the Borrower and their respective Subsidiaries and the transactions contemplated herein which have been prepared by or on behalf of the Credit Parties and that have been made available to the Administrative Agent or any Lender by or on behalf of the Credit Parties prior to the Closing Date in connection with the transactions contemplated herein do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading.
(b)    All other factual information furnished on or after the Closing Date by or on behalf of the Credit Parties or any of their Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to any Credit Party which materially and adversely affects the business, operations, property, assets, liabilities or condition (financial or otherwise) of any such Credit Party and its respective Subsidiaries which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.
(c)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true, correct and complete in all respects.
Section 7.9    Financial Condition; Financial Statements.  (a)  On and as of the Closing Date, on a pro forma basis after giving effect to any Related Transactions, as applicable, (x) the sum of the assets, at a fair market valuation, of each Credit Party and its respective Subsidiaries will exceed its debts, (y) no such Credit Party or its Subsidiaries will have incurred or intended to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) each such Credit Party and its Subsidiaries taken as a whole will have sufficient capital with which to conduct its business. For purposes of this Section 7.9, “debt” means any liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
(b)    The audited financial statements of Holdings and its Subsidiaries for the 2020 Fiscal Year consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described therein for each of the periods then ended. As of the Closing Date, none of Holdings, the Borrower or any of their respective Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings, the Borrower or any of their respective Subsidiaries. Since December 31, 2020, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
Section 7.10    Security Interests.  On and after the Closing Date, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to the filings or other actions required by the Security Documents and such filings or other actions are required to have been made or taken, perfected) security interest in and Lien on all of the Qualified Aircraft included in the Collateral Pool, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Qualified Aircraft included in the Collateral Pool may be subject to Permitted Liens relating thereto), in favor of the Administrative Agent for the benefit of the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document that are required by the Security Documents to be perfected except for filings or recordings which shall have been made upon or prior to the execution and delivery thereof.
Section 7.11    Tax Returns and Payments.  Except as set forth on Annex 7.11, Holdings and its Subsidiaries have filed all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid Federal and state income taxes and all other all material taxes and assessments payable by them which have become due, other than those not yet delinquent and except for those contested in good faith, and Holdings and each of its Subsidiaries has paid, or has provided adequate reserves in accordance with GAAP (in the good faith judgment of the management of Holdings) for the payment of, all federal, state and foreign income taxes applicable for all prior Fiscal Years and for the current Fiscal Year to the date hereof.
Section 7.12    Compliance with ERISA.  Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except for such non-compliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur, except the occurrence of an ERISA Event that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect. The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions, except where such failure would not reasonably be expected to have a Material Adverse Effect. Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not in any material respect exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities. The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.
Section 7.13    Subsidiaries.  (a) The Capital Stock of each direct and indirect Subsidiary of Holdings has been duly authorized and validly issued and is fully paid and non-assessable. Annex 7.13 hereto correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date. Holdings will at all times own directly or indirectly the percentages specified in said Annex 7.13 of the outstanding Capital Stock of all of said entities except to the extent otherwise permitted pursuant to Section 9.2 or Section 9.5. Except as set forth on Annex 7.13, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Subsidiary of Holdings is a party requiring, and there is no membership interest or other Capital Stock of any Subsidiary of Holdings outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. None of the Capital Stock of the direct or indirect Subsidiaries of Holdings is subject to any Lien.
(b)    There are no restrictions on Holdings or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of Holdings to the Borrower, other than prohibitions or restrictions permitted by Section 9.7(b), and there are no restrictions on Holdings or any of its Subsidiaries which prohibit such Person from granting Liens to the Administrative Agent, for the benefit of the Secured Parties, in the Capital Stock of any of the direct or indirect Subsidiaries of Holdings.
Section 7.14    Intellectual Property.  Holdings and each of its Subsidiaries owns, or is licensed to use, all material trademarks, trade names, copyrights, technology, know-how, patents, servicemarks, licenses and processes and other rights free from burdensome restrictions that are necessary for the conduct of their business as currently conducted and as proposed to be conducted.
Section 7.15    Pollution and Other Regulations.  Except as set forth on Annex 7.15, (a) each of Holdings and its Subsidiaries is in compliance with all Environmental Laws governing or relating to its business, and to the knowledge of Holdings and the Borrower, there is no condition or circumstance that would be likely to prevent or interfere with such compliance in the future, except in each case, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect, (b) all licenses, permits, registrations or approvals required for the business of Holdings and each of its Subsidiaries, as conducted as of the Closing Date, under any Environmental Law have been secured, and Holdings and each of its Subsidiaries is in compliance therewith, except, in each case, either individually or in the aggregate, as could not be reasonably be expected to have a Material Adverse Effect, (c) neither Holdings nor any of its Subsidiaries has received any written communication from any Person alleging that it is in noncompliance with, breach of or default under, any applicable writ, order, judgment, injunction, or decree, in each case arising under or relating to Environmental Law, to which Holdings or such Subsidiary is a party or which would affect the ability of Holdings or such Subsidiary to operate its business or any Real Property, except in each such case, such noncompliance, breaches or defaults that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (d) there are no facts, circumstances, conditions or occurrences relating to the business of Holdings or any of its Subsidiaries or on or relating to any Real Property that could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property of Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 7.16    Properties.  Holdings and each of its Subsidiaries have good and valid title to all Qualified Aircraft included in the Collateral Pool, free and clear of all Liens, other than as permitted by Section 9.3.
Section 7.17    Labor Matters.  (a) There are no strikes or other material labor disputes against any Credit Party pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payments made to employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Credit Parties on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Credit Parties.
Section 7.18    No Default.  Neither Holdings nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
Section 7.19    [Reserved].
Section 7.20    Insurance.  Set forth on Annex 7.20 is a true, complete and correct description of all material insurance maintained by or on behalf of Holdings and its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and complies with Section 8.3.
Section 7.21    Accounts.  None of the “accounts” (as such term is defined in the UCC) of Holdings or any of its Subsidiaries is subject to any Lien, other than Permitted Liens, and no restrictions exist that prohibit Holdings or any of its Subsidiaries from granting Liens to the Administrative Agent, for the benefit of the Secured Parties, in its accounts.
Section 7.22    Material Contracts. As of the Closing Date, all Material Contracts are in full force and effect and no defaults currently exist thereunder.
Section 7.23    Indebtedness . All Indebtedness of Holdings and its Subsidiaries outstanding immediately prior to the Closing Date is permitted pursuant to Section 9.4.
Section 7.24    Solvency. On the Closing Date, after giving effect to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Credit Party and its respective Subsidiaries in connection with this Agreement and the other Credit Documents, and consummation of any Related Transactions, (x) the sum of the assets, at a fair market valuation, of Holdings, the Borrower and their respective Subsidiaries on a consolidated basis will exceed the debts of Holdings, the Borrower and their respective Subsidiaries on a consolidated basis, (y)  Holdings, the Borrower and their respective Subsidiaries on a consolidated basis will not have incurred or intended to, or believes they will, incur debts beyond the ability of Holdings, the Borrower and their respective Subsidiaries on a consolidated basis to pay the debts as such debts mature and (z) Holdings, the Borrower and their respective Subsidiaries on a consolidated basis taken as a whole will have sufficient capital with which to conduct their business. For purposes of this Section 7.24, “debt” means any liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
Section 7.25    Patriot Act. Each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

Section 7.26    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Holdings and the Borrower have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by Holdings, the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees and to the knowledge of the Borrower its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) Holdings, the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of Holdings, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons. No Borrowing or Letter of Credit, use of proceeds or other Related Transactions will be used, directly or indirectly, in violation of Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.
Section 7.27    Aircraft.  Each Aircraft included in the Collateral Pool (including, without limitation, the Aircraft listed on Annex 8.10), is a Qualified Aircraft.
Section 7.28    Affected Financial Institutions.  No Credit Party is an Affected Financial Institution.
SECTION 8    AFFIRMATIVE COVENANTS. Holdings and the Borrower covenant and agree that on the Closing Date and thereafter and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
Section 8.1    Information Covenants. Holdings will furnish to Administrative Agent for each Lender:
(a)    Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, and (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).

(b)    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail.
All such financial statements delivered pursuant to paragraphs (a) and (b) above shall present fairly in all material respects in accordance with GAAP the consolidated financial condition of Holdings and its Subsidiaries as at the applicable dates, and the consolidated results of their operations, their changes in equity (deficit) and their consolidated cash flows for the periods reflected therein, and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except, in the case of unaudited financial statements, for the absence of footnotes).
(c)    Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Section 8.1(a) and (b), a certificate of the chief financial officer or treasurer of Holdings, substantially in the form of Exhibit G (a “Compliance Certificate”), to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and any proposed action with respect thereto, which Compliance Certificate shall set forth the calculations required to establish (x) the Total Leverage Ratio, the Secured Leverage Ratio, the Fixed Charge Coverage Ratio and the Consolidated EBITDA then in effect for the Test Period ending on the last day of such fiscal period or year and (y) the Collateral to Outstanding Loan Ratio as of such date. The Compliance Certificate shall also state whether any change in GAAP or the application thereof has occurred since the date of the audited financial statements described in Section 7.9(b), and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate. If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements of Holdings described in Section 7.9(b), the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to clauses (a) and (b) immediately above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent
In the event that any financial statement or Compliance Certificate delivered pursuant to this Section 8.1 is shown to be inaccurate regardless of whether this Agreement or any Commitment is in effect when such inaccuracy is discovered and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Holdings shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the highest level set forth in the definition of Applicable Margin (i.e. Level I) were applicable for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations. This Section 8.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.8(c) and Section 10.

(d)    Notice of Default or Litigation.  Prompt (and in any event within three Business Days after such event) notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Credit Parties propose to take with respect thereto, (y) the commencement of or any material development in any litigation or governmental proceeding pending against Holdings or any of its Subsidiaries in which the amount involved is $50,000,000 or more or is reasonably likely to have a material adverse effect on the ability of any Credit Party to perform its obligations hereunder or under any other Credit Document or (z) any order, judgment or decree that is reasonably likely to have a material adverse effect on the ability of any Credit Party to perform its obligations hereunder having been entered against Holdings or any of its Subsidiaries or any of their respective properties or assets.
(e)    ERISA Events.  Prompt notice and in any event within 15 days after (A) the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred which is reasonably expected to have a Material Adverse Effect, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (B) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, and such increase is reasonably expected to create a Material Adverse Effect, (2) of the existence of any Withdrawal Liability and such Withdrawal Liability is reasonably expected to create a Material Adverse Effect, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower.
(f)    Modification of Organizational Documents.  A copy of any amendment or other modification to the articles or certificate of incorporation, bylaws, partnership agreement, operating agreement or other similar organizational documents of Holdings or its Subsidiaries within 15 Business Days after the effectiveness thereof.
(g)    Change of Financial Condition; Collateral Loss.  Prompt notice of (x) any change in the business, assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect or (z) any material damage, loss or destruction of any material portion of the Collateral.
(h)    Aircraft Appraisals. No later than April 30 of each calendar year, the Borrower shall deliver to the Administrative Agent an Aircraft Appraisal dated no earlier than March 31 (and no later than April 30) of such calendar year. Without limiting the foregoing, the Borrower shall cause to be delivered to the Administrative Agent an additional current Aircraft Appraisal during any calendar year as soon as practicable following a request therefor by the Administrative Agent, but in no event, later than 90 days after such request.
(i)    Notice Regarding Material Contracts.

(i)    Promptly, and in any event within five (5) Business Days (x) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (y) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto.
(ii)    Promptly, and in any event within two (2) Business Days after any Credit Party becoming aware of the same, notice of any Material Agreement Default.
(j)    Other Information.  Promptly after their filing with the Securities and Exchange Commission or any successor thereto (the “SEC”) copies of any filings and registrations with, and reports to, the SEC by Holdings or its Subsidiaries and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time. Holdings shall be deemed to have delivered and certified such filings, registrations, reports, information or documents under this clause (j) if such information shall have been timely posted on Holdings’ website on the internet (currently https://www.atsginc.com or shall be available on the website of the SEC at http://www.sec.gov).
(k)    Patriot Act, Etc. Promptly (i) upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the Patriot Act or any applicable Anti-Money Laundering Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender and (ii) upon any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certification.
Section 8.2    Books, Records and Inspections. Holdings will, and will cause each of its Subsidiaries to, maintain books and records pertaining to their respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP. Holdings will, and will cause its Subsidiaries to, permit, upon two (2) Business Days’ notice to any Authorized Officer of Holdings (except if a Default or Event of Default has occurred and is continuing, no prior notice shall be required), officers and designated representatives of the Administrative Agent (which designated representatives may include one or more Lenders) to visit and inspect any of the properties or assets of Holdings and any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or, if applicable, the Required Lenders may desire. Further, upon the occurrence and during the continuance of an Event of Default, Holdings will, and will cause its Subsidiaries to, permit officers and designated representatives of any Lender, at the sole cost and expense of such Lender, to visit and inspect any of the properties or assets of Holdings and any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants.

Section 8.3    Maintenance of Insurance. Holdings will, and will cause each of its Subsidiaries to, at all times maintain or cause to be maintained in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice or otherwise as are acceptable to the Administrative Agent in its reasonable discretion determined in good faith, including with respect to the Qualified Aircraft included in the Collateral Pool, all risk ground, taxiing, and flight aircraft hull insurance. Holdings will cause its Subsidiaries (as applicable) to maintain a policy of FAA War Risk Hull and Liability Insurance or its commercial equivalent, in amounts that are not less than the comprehensive aircraft and general liability and property damage insurance and of the type and covering the same risks as applicable on the Closing Date with respect to the Qualified Aircraft included in the Collateral Pool. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as an additional insured and lender’s loss payee. Holdings will, and will cause each of its Subsidiaries to, furnish or cause to be furnished annually to the Administrative Agent certificates of insurance carried and other evidence of such insurance (including a copy of the insurance policies, if requested by the Administrative Agent), if any, that comply with the immediately preceding sentence.
Section 8.4    Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries, provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings) with respect thereto in accordance with GAAP.
Section 8.5    Franchises.  Holdings will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect, provided that any transaction permitted by Section 9.2 will not constitute a breach of this Section 8.5.
Section 8.6    Compliance with Contractual Obligations and Laws, Statutes, etc.
  Holdings will, and will cause each of its Subsidiaries to, comply with all Contractual Obligations, applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, other than those the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.
Section 8.7    Maintain Property.  Holdings will, and will cause each of its Subsidiaries to, protect and preserve all of its properties, including, without limitation, its material patents, trademarks, copyrights, franchises and other intellectual property, and ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted. In addition, and not in limitation of the generality of the foregoing, Holdings and the Borrower will, and will cause the operator of any Qualified Aircraft to, (i) maintain, inspect, service, repair, overhaul and test each such Aircraft in accordance with all Maintenance Requirements and all Requirements of Law and (ii) maintain all Records in accordance with all Requirements of Law and all Maintenance Requirements. All maintenance procedures shall be performed in accordance with all Requirements of Law and by properly trained, licensed, and certified maintenance sources and maintenance personnel utilizing replacement parts approved by the applicable Aviation Authority, so as to keep it and any Engines and APUs attached thereto in good operating condition, ordinary wear and tear, excepted, and to enable the airworthiness certificate for such Aircraft to be continually maintained.  Without limiting the foregoing, Holdings and the Borrower will, and will cause the operator of any Qualified Aircraft to, comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives not later than the date by which such bulletins and directives make compliance mandatory.
Section 8.8    Environmental Laws.  Holdings will, and will cause each of its Subsidiaries and each operator of any Aircraft to (a) comply with all applicable Environmental Laws except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect, and obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws the failure to obtain or comply with which would reasonably be expected to have a Material Adverse Effect and (b) conduct and complete, in all material respects, all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and comply in all material respects with all lawful and binding orders and directives of all Governmental Authorities regarding Environmental Laws, except with respect to all matters above to the extent Holdings and/or its Subsidiaries, as applicable, challenge or appeal any such requirements, orders or directives, so long as such challenges or appeals are made in good faith by appropriate proceedings (which proceedings are being diligently pursued) by Holdings and/or its Subsidiaries, as applicable, and with respect to which adequate reserves are being maintained in accordance with GAAP.
Section 8.9    Use of Proceeds.  All proceeds of the Loans and all Letters of Credit shall be used as provided in Section 7.5. No part of the proceeds of any Loan or Letter of Credit will be used for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock, in each case in violation of such Regulation U. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 8.10    Collateral Pool; Release of Aircraft; Additional Guarantees
.   (a) The Aircraft set forth on Annex 8.10 shall be included in the Collateral Pool as of the Closing Date.
(b)    If after the Closing Date the Borrower desires to (or is required to pursuant to Section 9.14) include additional Aircraft into the Collateral Pool, the Borrower shall provide the

Administrative Agent with prior written notice thereof, which such notice shall reasonably identify such Aircraft and shall include a certification that such Aircraft is a Qualified Aircraft. No Aircraft shall be admitted into the Collateral Pool until the Borrower shall have delivered, or caused to be delivered, each of the following, in form and substance satisfactory to the Administrative Agent:
(i)    [reserved];
(ii)    a supplement or amendment to the Guarantee and Collateral Agreement and other Security Documents as the Administrative Agent reasonably requests (including, without limitation, security documents to be filed with the FAA or other applicable Aviation Authority) in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Aircraft;
(iii)    a legal opinion from FAA counsel to the Borrower with respect to such Aircraft in form and substance reasonably acceptable to the Administrative Agent; and
(iv)    take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property having the priority required to be a Qualified Aircraft, including (x) the filing of Uniform Commercial Code financing statements in such jurisdictions as the Administrative Agent may require, (y) registrations made with the “International Registry” (as defined under the Cape Town Convention) with respect to the airframe of such Aircraft and its Engines and (z) the filing of one or more security agreements and other documents with the FAA or other applicable Aviation Authority.
(c)    From time to time the Borrower may request, upon not less than 15 Business Days prior written notice to the Administrative Agent (or such shorter period as may be acceptable to the Administrative Agent), that a Qualified Aircraft included in the Collateral Pool be released from the Liens created by the Security Documents applicable thereto, which release (the “Aircraft Release”) shall be effected by the Administrative Agent if the Administrative Agent determines all of the following conditions are satisfied as of the date of such Aircraft Release:

(i)    No Default or Event of Default exists or will exist immediately after giving effect to such Aircraft Release and the reduction in the Collateral Pool by reason of the release of such Aircraft;
(ii)    all representations and warranties contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Aircraft Release (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall have been true and correct in all material respect as of such earlier date); and
(iii)    the Administrative Agent shall have received a pro forma Compliance Certificate demonstrating, among other things, compliance with the covenants set forth in Section 9.12, Section 9.13 and Section 9.14, in each case, as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 8.1(a) or Section 8.1(b), and after giving effect to (i) the Aircraft Release and (ii) the addition of Aircraft to, and/or the removal of any other Aircraft from, the Collateral Pool in accordance with Section 8.10 occurring after the end of the immediately preceding Test Period (it being understood that the value of any Aircraft added to the Collateral Pool pursuant to Section 8.10 and not otherwise included in the most recent Aircraft Appraisal delivered to the Administrative Agent pursuant to the terms hereof shall be based on the fair market value of such Aircraft (as reasonably determined in good faith by the Borrower).
Except as set forth in this Section 8.10(c) and Section 8.10(d), no Qualified Aircraft included in the Collateral Pool shall be released from the Liens created by the Security Documents.
(d)    Without limiting the foregoing, and notwithstanding anything to the contrary in this Section 8.10 or otherwise, any Aircraft proposed by the Borrower to be added or released from the Collateral Pool pursuant to this Section 8.10 shall be subject to the approval of the Administrative Agent (which approval shall be in the reasonable discretion of the Administrative Agent). The Borrower shall provide the Administrative Agent with such information regarding the subject Aircraft proposed to be added or released, as the case may be, as the Administrative Agent may reasonably request.
(e)    With respect to any new Wholly-Owned Domestic Subsidiary created or acquired by any Credit Party, the Borrower shall promptly (i) cause such new Wholly-Owned Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to deliver to the Administrative Agent a certificate of such Wholly-Owned Domestic Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments, and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
Section 8.11    [reserved]
Section 8.12    [reserved]
Section 8.13    Post Closing Covenant
.  Holdings and the Borrower shall cause to be delivered to the Administrative Agent, on or before the date that is 45 days after the Closing Date (or such later date (not to exceed 60 days after the Closing Date) as the Administrative Agent shall agree), each of the following:
(i)    a legal opinion from Daugherty, Fowler, Peregrin, Haught & Jenson, P.C., special FAA counsel to Holdings and its Subsidiaries, addressed to the Administrative Agent and each of the Lenders, such opinion to be in form and content satisfactory to the Administrative Agent (and in any event covering the matters described in clause (ii) immediately below and those set forth in the opinion delivered by such law firm in connection with the Existing Credit Agreement);
(ii)    priority search certificates satisfactory to the Administrative Agent identifying the registrations made with the “International Registry” (as defined under the Cape Town Convention) with respect to the airframe of each Aircraft and Engines included in the Collateral Pool and confirming that, except (x) with respect to leases that are subject to an effective collateral assignment or a subordination agreement, in each case, for the benefit of the Secured Parties (each of which shall be in form and substance satisfactory to the Administrative Agent) or (y) as otherwise agreed by the Administrative Agent, no other registrations have been made with respect to such airframe or Engines that have not been discharged; and
(iii)    evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect and protect the security interests purported to be created by the Security Documents have been taken.
Section 8.14    Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions
.  Holdings and the Borrower will (a) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by Holdings, the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
Section 8.15    Further Assurances.  Holdings shall, and shall cause it Subsidiaries to, upon request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Credit Documents.
SECTION 9    Negative Covenants.  Holdings and the Borrower hereby covenant and agree that as of the Closing Date and thereafter until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
Section 9.1    Changes in Business.  Except as otherwise permitted by Section 9.2, Holdings will not, and will not permit any of its Subsidiaries to, engage in any business or operations other than aviation-related services, mail or freight transportation services, and logistics services.
Section 9.2    Consolidation, Merger, Sale of Assets, etc.  Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than Cash Equivalents sold in the Ordinary Course of Business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:
(a)    any Subsidiary of Holdings may be merged or consolidated with or into, or be liquidated or dissolved into, a Credit Party (so long as (i) a Credit Party is the surviving entity, (ii) if any such merger or consolidation involves the Borrower, the surviving entity shall be the Borrower and (iii) if any such merger or consolidation involves a Domestic Subsidiary, but not the Borrower, a

Domestic Subsidiary (other than the Relief Fund) is the surviving entity, or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to the Borrower or any Subsidiary Guarantor which must be a Domestic Subsidiary if the transaction involves the conveyance, lease, sale or transfer of all or substantially all the properties and assets of a Domestic Subsidiary), provided that (x) in each case all Liens on any Collateral owned by a Subsidiary affected by any of the foregoing events shall remain in full force and effect after giving effect thereto and (y) in no event shall the Borrower reorganize, directly or indirectly, in any jurisdiction outside the United States of America;
(b)    the Investments, Dividends, acquisitions and transfers or dispositions of properties expressly permitted pursuant to Section 9.5 and Section 9.7;
(c)    sales of Aircraft, other assets or the Capital Stock of a Subsidiary of Holdings that, in each case, are not included in the Collateral Pool, so long as, subject to the terms of Section 1.2(n) in the case of a Limited Condition Transaction: (i) no Default or Event of Default is in existence at the time of such sale or would result therefrom; (ii) after giving effect to such sale, (X) the Secured Leverage Ratio is less than 3.00 to 1.00 as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 8.1(a) or Section 8.1(b), such compliance determined on a pro forma basis as if such sale occurred on the first day of such Test Period and (Y) the Total Leverage Ratio is less than 4.00 to 1.00 as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 8.1(a) or Section 8.1(b), such compliance determined on a pro forma basis as if such sale occurred on the first day of such Test Period; and (iii) the book value of such other assets or Capital Stock proposed to be sold, when aggregated with all such other assets or Capital Stock sold during the term of this Agreement, does not exceed twenty percent (20%) of the book value of the total assets of Holdings prior to giving effect to such sale; and
(d)    leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries.
Notwithstanding anything to the contrary contained in any of the Credit Documents, neither Holdings nor the Borrower will, and neither Holdings nor the Borrower will permit any of their Subsidiaries to, consummate any “Division” (as defined in Section 18-217 of the Delaware Limited Liability Company Act) or similar organizational change that may hereafter be permitted under any applicable statute unless the Required Lenders shall have expressly consented to any such action in writing, which consent will be conditioned upon, among other things, compliance with Section 8.10(e) to the extent applicable. Without limiting the foregoing, any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 9.3    Liens.  Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to (i) any Qualified Aircraft included in the Collateral Pool, (ii) any Accounts (as such term is defined in the UCC) of Holdings or any of its Subsidiaries or (iii) any Capital Stock of any Subsidiary of Holdings (the assets described in the immediately preceding clauses (i), (ii) and (iii) referred to as “Restricted Assets”) or sell any such Restricted Asset subject to an understanding or agreement, contingent or otherwise, to repurchase such Restricted Asset or assign any right to receive income, or file or authorize the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute with respect to such Restricted Asset, except:
(a)    Liens for taxes and assessments not yet due and payable or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of Holdings) have been established;
(b)    Liens in respect of Restricted Assets of Holdings or any of its Subsidiaries imposed by law which were incurred in the Ordinary Course of Business, such as operators’, vendors’, repairmens’, construction, carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the Ordinary Course of Business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;
(c)    Liens securing the Obligations; provided that no Liens may secure Hedging Obligations to a Lender-Related Hedge Provider or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations to a Lender-Related Hedge Provider or Bank Product Obligations and subject to the priority of payments set forth in Section 12.6 and Section 10.14;
(d)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 10.11; and
(e)    leases or subleases of Aircraft granted to others not interfering in any material respect with the business of Holdings or any of its Subsidiaries.
Section 9.4    Indebtedness
.  Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness incurred pursuant to this Agreement and the other Credit Documents, including Letters of Credit;
(b)    Indebtedness of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, or of the Borrower to any Subsidiary Guarantor;
(c)    Indebtedness existing on the Closing Date and listed on Annex 9.4(c) hereto and any renewals, extensions, refundings or refinancings of such Indebtedness, provided the amount thereof is not increased and the maturity of principal thereof is not shortened;
(d)    Hedging Obligations (provided that such obligations are entered into to hedge actual risks and not for speculative purposes);
(e)    guarantees (i) by any Credit Party of any Indebtedness of any other Credit Party otherwise permitted hereunder, (ii) by any Subsidiary that is not a Credit Party of any Indebtedness of any Subsidiary that is not a Credit Party (other than the Relief Fund) so long as the

Indebtedness so guaranteed is otherwise permitted hereunder and (iii) by Holdings or any Subsidiary making an Investment in a Person permitted by Section 9.5(k) of any Indebtedness of such Person, so long as such guarantee is limited to the Fair Market Value (determined as of the date of such Investment) of the Investment made in such Person;
(f)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;
(g)    Indebtedness under and in respect of letters of credit issued on behalf of Holdings or any of its Subsidiaries (and not issued under this Agreement) in an aggregate amount not to exceed $2,000,000 at any one time outstanding;
(h)    Capital Leases in an aggregate amount outstanding not to exceed at any time $250,000,000;
(i)    other Indebtedness of Holdings and its Subsidiaries; provided, that, after giving effect to the incurrence of such Indebtedness on a pro forma basis, Holdings and its Subsidiaries shall be in compliance with Section 9.12, Section 9.13 and Section 9.14, such compliance to be determined as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 8.1(a) or (b) (and after giving effect to the addition of Aircraft to, and/or the removal of any Aircraft from, the Collateral Pool in accordance with Section 8.10 occurring after the end of such Test Period (it being understood that the value of any Aircraft added to the Collateral Pool pursuant to Section 8.10 and not otherwise included in the most recent Aircraft Appraisal delivered to the Administrative Agent pursuant to the terms hereof shall be based on the fair market value of such Aircraft (as reasonably determined in good faith by the Borrower) (and, for the avoidance of doubt, Indebtedness permitted under this clause (i) shall be in addition to the Indebtedness permitted under any other clause of this Section 9.4); and
(j)    the 2021 Add-On Notes.
Section 9.5    Advances, Investments and Loans.  Holdings will not, and will not permit any of its Subsidiaries to, make or permit to exist any Investment in any Person, except:
(a)    Holdings and its Subsidiaries may invest in cash and Cash Equivalents;
(b)    Holdings and any of its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms;
(c)    the intercompany Indebtedness described in Section 9.4(b);
(d)    the Investments owned by Holdings and each of its Subsidiaries on the Closing Date and set forth in Annex 9.5(d) may continue to be owned by the Borrower and such Subsidiary;
(e)    Holdings and any of its Subsidiaries may acquire and own investments (including, without limitation, debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;
(f)    Hedging Obligations permitted by Section 9.4(d) and the entry into (including any payments of premiums in connection therewith) and performance of obligations under any Permitted Bond Hedge Transaction;
(g)    Dividends permitted by Section 9.7;
(h)    promissory notes issued to Holdings or any of its Subsidiaries by the purchasers of assets sold in accordance with Section 9.2(c);
(i)    (x) Investments in any Wholly-Owned Domestic Subsidiary of Holdings that is a Credit Party, (y) so long as no Default or Event of Default exists on the date of the making of such Investment (subject to the terms of Section 1.2(n) in the case of a Limited Condition Transaction), Investments in any Domestic Subsidiary of Holdings that is not a Wholly-Owned Domestic Subsidiary (so long as such Domestic Subsidiary has elected to become a Credit Party and has complied with each of the provisions of Section 8.10(e)) and (z) Investments in Domestic Subsidiaries of Holdings that are not Credit Parties in an amount not to exceed $50,000,000 in the aggregate at any time outstanding;
(j)    any Permitted Acquisition so long as (i) no Default or Event of Default exists on the date of making such acquisition (subject to the terms of Section 1.2(n) in the case of a Limited Condition Transaction) and (ii) after giving pro forma effect to the incurrence of any Indebtedness in connection with such acquisition, Holdings and its Subsidiaries shall be in compliance on a Pro Forma Basis with Section 9.12, Section 9.13 and Section 9.14, such compliance to be determined as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 8.1(a) or (b) (and after giving pro forma effect to any Financial Covenant Step-Up elected by the Borrower); and
(k)    so long as no Default or Event of Default exists on the date of the making of such Investment (subject to the terms of Section 1.2(n) in the case of a Limited Condition Transaction), Investments in a Person (the “Acquired Person”) in which Holdings or the applicable Subsidiary acquires less than 50% of the outstanding Capital Stock of such Acquired Person so long as the Acquired Person is in a line of business of a type described in Section 9.1.
For purposes of determining the amount of any Investment outstanding under this Section 9.5, such amount shall be deemed to be the fair market value of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
Section 9.6    Amendments to Documents, etc.  Holdings will not, and will not permit any of its Subsidiaries to, amend, modify or change (i) in any manner materially adverse to the interests of the Lenders or (ii) in a manner having, or reasonably expected to have, an adverse effect on any Credit Party’s ability to pay or perform any Obligations, the certificate or articles of incorporation, by-laws, partnership agreement, limited liability company agreement or other charter documents of Holdings or any Subsidiary of Holdings, or any agreement entered into by Holdings or any of its Subsidiaries with respect to its Capital Stock, or enter into any new agreement in any manner materially adverse to the interests of the Lenders with respect to the Capital Stock of Holdings or any of its Subsidiaries. Notwithstanding anything to the contrary in the foregoing, the entry into, performance of obligations under and any amendment, modification or change expressly required to be made under any Permitted Convertible Indebtedness, Permitted Bond Hedge Transaction and Permitted Warrant Transaction (including, for the avoidance of doubt, giving effect to anti-dilution and similar adjustments pursuant to the respective terms thereof) will be deemed to not be materially adverse to the interests of the Lenders.
Section 9.7    Dividends, Restrictive Agreements. (a)  Holdings will not, and will not permit any of its Subsidiaries to declare or pay any dividends (other than dividends payable solely in Capital Stock of such Person) or return any capital to, its stockholders or other equity holders, or authorize or make any other distribution, payment or delivery of property or cash to its stockholders or equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the Capital Stock of Holdings or any of its Subsidiaries, as the case may be, now or hereafter outstanding (or stock appreciation or similar rights issued by such Person with respect to its Capital Stock) (all of the foregoing “Dividends”), except that:
(i)    any Subsidiary of Holdings may pay Dividends to the holders of its Capital Stock;
(ii)    Holdings may make noncash repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;
(iii)    Holdings may pay (X) cash Dividends to the holders of its common stock after the Closing Date and (Y) cash Dividends in excess of the amounts expressly permitted to be paid pursuant to clause (v) immediately below after the Closing Date in connection with Permitted Convertible Indebtedness and Permitted Warrant Transactions; provided that, in each case of the foregoing clauses (X) and (Y): (w) no Default or Event of Default is then in existence or would result from such payment of Dividends (subject to the terms of Section 1.2(n) in the case of a Limited Condition Transaction), (x) after giving effect to the payment of such Dividends and any related Borrowing (subject to the terms of Section 1.2(n) in the case of a Limited Condition Transaction), (I) the Secured Leverage Ratio of Holdings is less than 3.00 to 1.00 as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 8.1(a) or Section 8.1(b), such compliance determined on a pro forma basis as if such Borrowing and such Dividend payments occurred on the first day of such Test Period and (II) the Total Leverage Ratio of Holdings is less than 3.50 to 1.00 as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 8.1(a) or Section 8.1(b), such compliance determined on a pro forma basis as if such Borrowing and such Dividend payments occurred on the first day of such Test Period, (y) after giving effect to such payment of Dividends and any related Borrowing, Holdings and its Subsidiaries shall be in compliance with Section 9.12, Section 9.13 and Section 9.14, such compliance determined on a pro forma basis giving effect to such Borrowing and such Dividend payments and calculated as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 8.1(a) or Section 8.1(b) (and after giving effect to the addition of Aircraft to, and/or the removal of any Aircraft from, the Collateral Pool in accordance with Section 8.10 occurring after such Test Period (it being understood that the value of any Aircraft added to the Collateral Pool pursuant to Section 8.10 and not otherwise included in the most recent Aircraft Appraisal delivered to the Administrative Agent pursuant to the terms hereof shall be based on the fair market value of such Aircraft (as reasonably determined in good faith by the Borrower)) and (z) the aggregate amount of all cash Dividends paid under this clause (iii) shall not exceed $100,000,000 in any Fiscal Year of Holdings;
(iv)    Holdings may make cash repurchases of Capital Stock pursuant to employee compensation arrangements; so long as no Default or Event of Default is then in existence or would result therefrom (subject to the terms of Section 1.2(n) in the case of a Limited Condition Transaction); and
(v)    Holdings may (a) enter into (including any payments of premiums in connection therewith) Permitted Bond Hedge Transactions and Permitted Warrant Transactions; (b) make any payment in connection with Permitted Convertible Indebtedness or Permitted Warrant Transactions by delivery of shares of its common stock upon settlement thereof (together with cash in lieu of fractional shares) or set-off, netting and/or payment of an early termination payment or similar payment thereunder upon any early termination or cancellation thereof; (c) make payments of interest required to be made pursuant to the terms of any Permitted Convertible Indebtedness; (d) make any payment in cash to holders of Permitted Convertible Indebtedness upon conversion thereof up to the original principal amount thereof and any payment of cash in excess of the original principal amount thereof (together with cash in lieu of any fractional shares) to the extent that an amount corresponding to such excess is receivable in cash substantially contemporaneously (or a commercially reasonable period of time prior to or after such cash payment to such holders) from the other parties to a Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness; (e) make cash payments to satisfy obligations in respect of Permitted Warrant Transactions solely to the extent Holdings does not have the option of satisfying such payment obligations through the issuance of Holdings’ common stock or is otherwise required to satisfy such payment obligations in cash, it being understood and agreed that any payment made in cash in connection with Permitted Warrant Transactions by set-off, netting and/or payment of an early termination payment or similar payment thereunder upon any early termination thereof, in each case, after using commercially reasonable efforts to satisfy such obligation (or the portion thereof remaining after giving effect to any netting or set-off against termination or similar payments under an applicable Permitted Bond Hedge Transaction) by delivery of shares of Holdings' common stock shall be deemed to be a payment obligation required to be satisfied in cash; and (f) receive shares of its own common stock and/or cash on account of settlements and/or terminations or cancellations of any Permitted Bond Hedge Transactions;
(b)    Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay Dividends or make other distributions or pay any Indebtedness owed to Holdings, the Borrower or any other Subsidiary (other than to an “unrestricted subsidiary” as defined under the Notes Indenture), (b) make loans or advances to Holdings, the Borrower or any other Subsidiary (other than to an “unrestricted subsidiary” as defined under the Notes Indenture) or (c) transfer any of its properties or assets to Holdings, the Borrower or any other Subsidiary (other than to an “unrestricted subsidiary” as defined under the Notes Indenture) or (B) the ability of Holdings, the Borrower or any of their respective Subsidiaries to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:
(i)    this Agreement and the other Credit Documents;
(ii)    applicable law;
(iii)    customary non-assignment provisions entered into in the Ordinary Course of Business, but only with respect to assets that are not Restricted Assets;
(iv)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary, provided that such restrictions apply only to leasehold interest created by such lease;
(v)    customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 9.2 pending the consummation of such sale, provided that such restrictions or conditions apply only to the property subject to such sale; and
(vi)    any restriction in effect at the time such Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Holdings.
Section 9.8    Transactions with Affiliates.  Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the Ordinary Course of Business, with any Affiliate other than on terms and conditions substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restrictions shall not apply to (i) transactions set forth in Annex 9.8 (as in existence on the Closing Date, without giving effect to any amendment or modification thereto after the Closing Date), (ii) transactions between or among any of Holdings and its Subsidiaries that are Credit Parties, (iii) transactions expressly permitted by Section 9.2, Section 9.5, Section 9.6 or Section 9.7 and (iv) compensation arrangements for the directors and senior management of Holdings and its Subsidiaries and approved by Holdings’ or its Subsidiaries’ board of directors or compensation committee; provided, further that in no event shall transactions between any Credit Party and the Relief Fund be permitted.
Section 9.9    Sales and Leasebacks.  Holdings will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by any Credit Party of any Qualified Aircraft that is included in the Collateral Pool that has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party.
Section 9.10    Changes in Fiscal Periods.  Holdings shall not change its Fiscal Year to end on a day other than as set forth in the definition of “Fiscal Year” in Section 1 or change its method of determining Fiscal Quarters, except that Holdings may make such changes as are required by GAAP.
Section 9.11    Activities of Holdings.  Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (i) the Indebtedness and obligations under the Credit Documents, (ii) obligations under the Securities Exchange Act of 1934, as amended, (iii) under any Permitted Convertible Indebtedness, Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, and (iv) Indebtedness in respect of the 2020 Notes and the 2021 Add-On Notes; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents to which it is a party or permitted pursuant to Section 9.3; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of the Borrower, (ii) performing its obligations and activities incidental thereto under the Credit Documents; and (iii) making Dividends expressly permitted by Section 9.7 and Investments expressly permitted by Section 9.5; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; or (f) create or acquire any Subsidiaries after the Closing Date, unless such Subsidiary is a Domestic Subsidiary, such Subsidiary becomes a party to the Guarantee and Collateral Agreement and Holdings and such Subsidiary have complied with each of the provisions of Section 8.10 promptly after its creation or acquisition.
Section 9.12    Fixed Charge Coverage Ratio.  Holdings will not permit the Fixed Charge Coverage Ratio for any Test Period to be less than 1.25 to 1.00. For the purposes of calculating the financial covenant set forth in this Section, the Relief Fund shall be deemed not to be a “Subsidiary”.
Section 9.13    Leverage Ratios.
(a)    Holdings will not permit the Secured Leverage Ratio at the end of any Test Period ending on March 31, June 30, September 30 and December 31 of any calendar year to be more than 3.50 to 1.00; provided that the Secured Leverage Ratio may be increased up to (but not to exceed) 4.00:1.00 for any Fiscal Quarter ending after the Closing Date during which the Holdings or any of its Subsidiaries has consummated an acquisition or other Investment permitted hereunder in which the is $50,000,000 or more (a “Trigger Quarter”) and for the next succeeding three (3) Fiscal Quarters; provided, further, that the Secured Leverage Ratio shall return to 3.50:1.00 no later than the end of the fourth (4th) Fiscal Quarter after such Trigger Quarter; provided, further, that following the occurrence of a Trigger Quarter (any such Trigger Quarter, an “Initial Trigger Quarter”), no subsequent Trigger Quarter shall be permitted to occur for purposes of this Section 9.13(a) unless and until the Secured Leverage Ratio is less than or equal to 3.50:1.00 as of the end of at least three (3) Fiscal Quarters following such Initial Trigger Quarter. For the purposes of calculating the financial covenant set forth in this clause (a), the Relief Fund shall be deemed not to be a ‘Subsidiary.’

(b)    Holdings will not permit the Total Leverage Ratio at the end of any Test Period ending on March 31, June 30, September 30 and December 31 of any calendar year to be more than 4.25 to 1.00; provided that the Total Leverage Ratio may be increased up to (but not to exceed) 4.75:1.00 for any Trigger Quarter and for the next succeeding three (3) Fiscal Quarters; provided, further, that the Total Leverage Ratio shall return to 4.25:1.00 no later than the end of the fourth (4th) Fiscal Quarter after such Trigger Quarter; provided, further, that following the Initial Trigger Quarter, no subsequent Trigger Quarter shall be permitted to occur for purposes of this Section 9.13(b) unless and until the Total Leverage Ratio is less than or equal to 4.25:1.00 as of the end of at least three (3) Fiscal Quarters following such Initial Trigger Quarter.. For the purposes of calculating the financial covenant set forth in this clause (b), the Relief Fund shall be deemed not to be a ‘Subsidiary.’
Section 9.14    Collateral Ratio
.  Holdings will not permit the Collateral to Outstanding Loan Ratio to be less than 1.25:1.00 as of the end of any Test Period on and after December 31, 2020; provided, however, that if Holdings shall fail to maintain the Collateral to Outstanding Loan Ratio as set forth in this Section 9.14, the Borrower shall as soon as reasonably practicable, but not in any event later than 45 days after the occurrence of such failure, cause one or more Qualified Aircraft to be admitted to the Collateral Pool in order to cause Holdings to be in compliance with this Section 9.14 (such compliance to be both at the time of the initial determination requiring curative action under this Section 9.14 and immediately after giving effect to the addition of such Qualified Aircraft).
Section 9.15    [reserved].
Section 9.16    Government Regulation. Holdings will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Credit Parties, or (b) fail to provide documentary and other evidence of the identity of the Credit Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Credit Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.
Section 10    Events of Default.
Upon the occurrence of any of the following specified events (each an “Event of Default”):
Section 10.1    Payments
.  The Borrower shall (i) default in the payment when due of any principal of the Loans or any Unpaid Drawing, or (ii) default, and such default shall continue for three (3) or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or
Section 10.2    Representations etc. Any representation, warranty or statement made by Holdings or any of its Subsidiaries herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue or incorrect in any material respect on the date as of which made or deemed made; or

Section 10.3    Covenants.  Holdings or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1, the second sentence of Section 8.2, Section 8.3, Section 8.5 (solely with respect to the continued existence of a Credit Party), Section 8.9, Section 8.10, Section 8.12, Section 8.13 or Section 9, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.1, Section 10.2 or clause (a) of this Section 10.3) contained in this Agreement or any other Credit Document and, in the case of this clause (b) only, such default shall continue unremedied for a period of at least 20 days after the earlier of: (i) notice to the defaulting party by the Administrative Agent or any Lender and (ii) any officer of Holdings or any of its Subsidiaries shall have become aware of any such default; or
Section 10.4    Default Under Other Agreements.  Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations or any Hedging Obligations), (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (except for an event of default relating to such Indebtedness or any instrument or agreement evidencing, securing or relating thereto to the extent such event of default is either based on an alleged material adverse event or other subjective criteria (a “Subjective Cross-Default”), but only so long as the Administrative Agent agrees in its reasonable discretion that such Subjective Cross-Default should be disregarded for purposes of this Section), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity, or to require the obligor(s) of such Indebtedness to offer to prepay, repurchase or redeem any obligations under such Indebtedness provided, however, that notwithstanding anything to the contrary in the foregoing, the satisfaction of any condition or the occurrence of any event that would permit the holders of Permitted Convertible Indebtedness, the 2020 Notes or the 2021 Add-On Notes to convert or require the repurchase of such Permitted Convertible Indebtedness, the 2020 Notes or the 2021 Add-On Notes (it being understood that, in the case of any requirement to repurchase such Permitted Convertible Indebtedness, the 2020 Notes or the 2021 Add-On Notes, any default in the payment of the repurchase price when and as required shall, if the amount of such repurchase price exceeds the amount set forth in the proviso below in this Section 10.4 and the requirements of the proviso are otherwise satisfied, be a default under the immediately preceding clause (i) notwithstanding this proviso) shall not constitute an Event of Default under clause (ii); or (iii) breach, default under, fail to observe or perform, cancel or fail to renew any Contractual Obligation (other than Hedging Obligations) and such breach, default, cancellation or failure could (x) reasonably be expected to have a Material Adverse Effect or (y) result in liquidated damages owing by Holdings or its Subsidiaries in an aggregate amount of $50,000,000 or more; provided that it shall not constitute an Event of Default pursuant to this Section 10.4 unless at the time of such default, defaults, events or conditions of the type described in clauses (i) and (ii) of this Section 10.4 shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds $50,000,000; or
Section 10.5    Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its

Subsidiaries; or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries; or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or
Section 10.6    ERISA
.  (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to Holdings and its Subsidiaries in an aggregate amount exceeding $50,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $50,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $50,000,000; or
Section 10.7    Credit Documents.  (a) Any Security Document shall be cancelled, terminated, revoked, rescinded or otherwise ceases to be in full force and effect (except to the extent resulting from a sale or liquidation of the applicable Credit Party (other than the Borrower) expressly permitted hereby), (b) any Security Document shall cease to give the Administrative Agent perfected Liens having the priority contemplated by the Security Documents, (c) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Guaranty or Security Document (subject to any grace period provided for therein)) or (d) any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Credit Documents shall be commenced by or on behalf of a Credit Party thereto or any of their respective stockholders, or any court or any other Governmental Authority shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Credit Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or any Credit Party denies that it has any further liability under any Credit Document to which it is party, or gives notice to such effect; or
Section 10.8    Restraint of Business. (a) Any Credit Party shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of such Credit Party and such order shall continue in effect for more than thirty (30) days, (b) there shall occur any damage to, or loss, theft, attachment, levy or destruction of, any material part of the Collateral, whether or not insured, or (c) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or terrorism, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of a Credit Party if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or
Section 10.9    Loss of Authority. The loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by any Credit Party, or any other action shall be taken by any Governmental Authority in response to any alleged failure by any Credit Party to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
Section 10.10    Hedging Obligations. There shall occur under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (A) any “event of default” (as defined in the Master Agreement or related schedules or supplements governing such Hedging Transaction) under such Hedging Transaction as to which Holdings or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than $50,000,000 and such amount is not paid when due or (B) any Termination Event (as so defined) under such Hedging Transaction as to which Holdings or any Subsidiary is an Affected Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than $50,000,000 and is not paid; provided, however, that notwithstanding anything to the contrary in the foregoing, any Termination Event under any Permitted Warrant Transaction shall not constitute an Event of Default under clause (B). or
Section 10.11    Judgments. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has confirmed coverage) of $50,000,000 or more and (i) such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or
Section 10.12    Certified Air Carrier Status. Any of ABX Air, Inc., Air Transport International, LLC or Capital Cargo International Airlines, Inc. shall cease to be classified a Certified Air Carrier, except pursuant to a merger or consolidation permitted by Section 9.2(a); or
Section 10.13    Change in Control. A Change in Control shall have occurred;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 10.5 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Administrative Agent (or direct the Administrative Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.5 in respect of the Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower’s Reimbursement Obligations then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of Section 12.12 notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of Section 12.12).
Except as expressly provided in this Section and in the Security Documents, presentment, demand, protest and all other notices of any kind are hereby expressly waived with respect to the exercise of remedies upon an Event of Default.
Section 10.14    Application of Proceeds from Collateral.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises, and all payments made hereunder subsequent to the acceleration of the Loans under Section 10 to the Administrative Agent and the Lenders (or otherwise received by such Persons), shall be applied as follows: first, to the Administrative Agent's reasonable costs and expenses, if any, incurred in connection with the collection of such payment, including, without limitation, any and all reasonable costs incurred by it in connection with the sale, disposition or other realization upon any Collateral and all amounts under Section 12.1, until the same shall have been paid in full; second, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer then due and payable pursuant to any of the Credit Documents, until the same shall have been paid in full; third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Credit Documents, until the same shall have been paid in full; fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full; fifth, to the aggregate outstanding principal amount of the Loans, the Letter of Credit Exposure, any amounts owing in respect of the Bank Product Obligations and any amounts owing in respect of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, Letter of Credit Exposure and Bank Product Obligations and amounts owing in respect of any such Hedging Obligations; sixth, to additional Cash Collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all Cash Collateral held by the Administrative Agent pursuant to this Agreement is at least 103% of the Letter of Credit Exposure after giving effect to the foregoing clause fifth; and seventh, to the extent any proceeds remain, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise provided by a court of competent jurisdiction.
All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Credit Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the Letter of Credit Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Letter of Credit Issuer and the Lenders as Cash Collateral for the Letter of Credit Exposure, such account to be administered in accordance with Section 3.7. All Cash Collateral for Letter of Credit Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Lender-Related Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Lender-Related Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 11 for itself and its Affiliates as if a “Lender” party hereto.
Section 11    The Administrative Agent.
Section 11.1    Appointment
.  Each Lender hereby irrevocably designates and appoints Truist Bank as Administrative Agent of such Lender (such term to include for purposes of this Section 11, Truist Bank acting as Administrative Agent) to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes Truist Bank as the Administrative Agent for such Lender, to (i) enter into the Security Documents on behalf of the Lenders and (ii) take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders, and, except as provided in Section 11.9, no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.
Section 11.2    Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.3.
Section 11.3    Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Holdings or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, any other Credit Document or for any failure of Holdings or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Holdings or any of its Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of Holdings and its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.
Section 11.4    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
Section 11.5    Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 11.6    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers,

directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Holdings or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Holdings and its Subsidiaries. Each Lender represents and warrants to the Administrative Agent that (i) the Credit Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants to the Administrative Agent that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of Holdings or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Credit Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Credit Documents or any of the transactions contemplated hereby or thereby.
Section 11.7    Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective percentages of Loans and Commitments used in determining Required Lenders at such time (with such percentages to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Holdings or any of its Subsidiaries; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 11.7 shall survive the payment of all Obligations.
Section 11.8    The Administrative Agent and Joint Lead Arrangers in their Individual Capacity.  The Administrative Agent, the Joint Lead Arrangers and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings or any of its Subsidiaries as though the Administrative Agent and the Joint Lead Arrangers were not the Administrative Agent hereunder or the Joint Lead Arrangers with respect to the Facilities. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
Section 11.9    Successor Administrative Agent.  The Administrative Agent may resign as the Administrative Agent upon 20 days’ notice to the Borrower and the Lenders. The Required Lenders shall appoint a successor Administrative Agent for the Lenders (which may be an existing Lender) subject to prior approval, so long as no Default or Event of Default then exists, by the Borrower (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as a Letter of Credit Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender; (ii) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents; and (iii) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
Section 11.10    Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the

Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section 11.11    Administrative Agent May File Proofs of Claim.  (a)  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Extensions of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Extensions of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer, the Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuer, the Swingline Lender and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuer, the Swingline Lender and the Administrative Agent under Section 12.1) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and the Letter of Credit Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Letter of Credit Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.1.
(c)    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or the Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 11.12    Authorization to Execute Other Credit Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Credit Documents (including, without limitation, the Security Documents and any subordination agreements) other than this Agreement.
Section 11.13    Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon the termination of all Revolving Commitments,

the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 103% of the aggregate Letter of Credit Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.12; and
(b)    to release any Credit Party from its obligations under the applicable Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Credit Party from its obligations under the applicable Security Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Documents, or to release such Credit Party from its obligations under the applicable Security Documents, in each case in accordance with the terms of the Credit Documents and this Section.
Section 11.14    Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
Section 11.15    Secured Bank Product Obligations and Hedging Obligations.  No Lender-Related Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 10.14, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender-Related Bank Product Provider or Lender-Related Hedge Provider, as the case may be.
Section 11.16    Erroneous Payments
(a)    Each Lender and each Letter of Credit Issuer hereby agrees that (i) if the Administrative Agent notifies such Lender or Letter of Credit Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Letter of Credit Issuer from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Letter of Credit Issuer (whether or not known to such Lender or Letter of Credit Issuer) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Letter of Credit Issuer shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Letter of Credit Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or Letter of Credit Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Letter of Credit Issuer under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender and each Letter of Credit Issuer hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or Letter of Credit Issuer otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or Letter of Credit Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  Each Lender and each Letter of Credit Issuer agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Letter of Credit Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    Each of Holdings and the Borrower agrees, for itself and each other Credit Party, that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Letter of Credit Issuer that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Letter of Credit Issuer with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the express purpose of making such Erroneous Payment.
(d)    Each party’s obligations under this Section 11.16 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
Section 12    Miscellaneous.
Section 12.1    Payment of Expenses, etc.
The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the syndication of the Facilities, the negotiation, preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto (including, without limitation, the reasonable fees and disbursements of Alston & Bird LLP, counsel to the Administrative Agent and Truist Securities, Inc.) and the creation and perfection of the Liens created under the Security Documents; (ii) pay all out-of-pocket costs and expenses of the Administrative Agent, the Joint Lead Arrangers and each of the Lenders in connection with the enforcement (including pursuant to the administration of any bankruptcy proceeding relating to any Credit Party) or preservation of any rights under this Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the fees and disbursements of counsel for the Administrative Agent, the Letter of Credit Issuer and for each of the Lenders), including such out-of-pocket costs and expenses incurred during any refinancing, work-out or restructuring (pursuant to any insolvency or bankruptcy proceeding or otherwise) in respect of this Agreement, the Loans or Letters of Credit; (iii) timely pay and hold each of the Lenders harmless from and against, or at the option of the Administrative Agent timely reimburse it for the payment of, any and all present and future stamp, court or documentary taxes or any other excise or property taxes or charges and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders and the Letter of Credit Issuer harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (iv) indemnify the Administrative Agent, the Letter of Credit Issuer and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (x) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Letter of Credit Issuer or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (y) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by either of Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Holdings or any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses (x) to the extent incurred by reason of the gross negligence or willful misconduct of, or the breach in bad faith of its commitments by, the Person to be indemnified or (y) to the extent arising directly out of or resulting directly from claims of one or more Person to be indemnified hereunder against another Person to be indemnified hereunder (other than claims of a Person to be indemnified hereunder against the Administrative Agent, the Letter of Credit Issuer, their Affiliates and their respective officers, directors, employees, attorneys, agents and representatives, in each case as finally determined by a court of competent jurisdiction in a final and non-appealable decision). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Letter of Credit Issuer or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Person to be indemnified hereunder, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
Section 12.2    Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party then due and payable to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 12.6(b), and all other claims of any nature or description then due and payable arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said deposits or Indebtedness owing by the Administrative Agent or such Lender, or any of them, shall be contingent or unmatured.
Section 12.3    Notices.
(a)    Written Notices.
(i)    Except in the case of notices and other communications expressly permitted to be given by telephone or by electronic transmission in accordance with subsection (b) of this Section 12.3, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows (provided, that notices and other communications by any Lender to the Administrative Agent will be effective if made in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to the Administrative Agent at the address set forth below with the asterisk notations (**) so long as the copies provided for below (i.e., those for informational purposes) are provided to such Persons by electronic transmission (including by e-mail to the e-mail addresses provided immediately below):
To the Borrower:    Cargo Aircraft Management, Inc.
    145 Hunter Drive
    Wilmington, Ohio 45177
    Attention: Quint O. Turner
        Chief Financial Officer
    Facsimile Number: (937) 382-2452
    Email: quint.turner@atsginc.com

To Holdings:    Air Transport Services Group, Inc.
    145 Hunter Drive
    Wilmington, Ohio 45177
    Attention: Quint O. Turner
        Chief Financial Officer
    Facsimile Number: (937) 382-2452
    Email: quint.turner@atsginc.com

With a copy to (for
information purposes only):    Air Transport Services Group, Inc.
    145 Hunter Drive
    Wilmington, Ohio 45177
    Attention: Seagan Robinson
        Director, Treasury
    Facsimile Number: (937) 382-2452
    Email: seagan.robinson@atsginc.com

and

    Air Transport Services Group, Inc.
    145 Hunter Drive

    Wilmington, Ohio 45177
    Attention: W. Joseph Payne, Esq.
        Chief Legal Officer
    Facsimile Number: (937) 382-2452
    Email: joe.payne@atstinc.com

To the Administrative Agent:    Truist Bank
    3333 Peachtree Road N.E. / 8th Floor
    Atlanta, Georgia 30326
    Attention: Chris Hursey
    Facsimile Number: (404) 439-7409
    Email: chris.hursey@truist.com

With a copy to (for
information purposes only):    Truist Bank
    Agency Services
    303 Peachtree Street, N.E. / 25th Floor
    Atlanta, Georgia 30308
    Attention: Doug Weltz
    Facsimile Number: (404) 495-2170
    Email: agency.services@suntrust.com

and

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Rick D. Blumen, Esq.
Facsimile Number: (404) 253-8366
    Email: rick.blumen@alston.com

To the Letter of Credit Issuer:    Truist Bank
    245 Peachtree Center Ave., 17th Floor
    Atlanta, Georgia 30303
    Attention: Standby Letter of Credit Dept. / Mary Psaila
    Facsimile Number: (404) 658-4856
    Email: mary.psaila@suntrust.com

To the Swingline Lender:    Truist Bank
    Agency Services
    303 Peachtree Street, N.E. / 25th Floor
    Atlanta, Georgia 30308
    Attention: Doug Weltz
    Facsimile Number: (404) 495-2170
    Email: agency.services@suntrust.com

To any other Lender:    the address set forth in the administrative questionnaire or the Assignment and Acceptance executed by such Lender
Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by facsimile, upon transmittal in legible form by facsimile machine (except that, if not given during normal business hours for recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.
(ii)    Any agreement of the Administrative Agent, the Letter of Credit Issuer or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Letter of Credit Issuer and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Letter of Credit Issuer and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Letter of Credit Issuer or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Letter of Credit Issuer or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Letter of Credit Issuer or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Letter of Credit Issuer and such Lender to be contained in any such telephonic or facsimile notice.
(b)    Electronic Communications.
(i)    Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including by e-mail to the e-mail addresses provided in subsection (a) of this Section 12.3 and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 or Section 3 unless such Lender, the Letter of Credit Issuer, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)    Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (x) and (y) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(iii)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Letter of Credit Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak, ClearPar or a substantially similar Electronic System.
(iv)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender, the Letter of Credit Issuer or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Letter of Credit Issuer by means of electronic communications pursuant to this Section, including through an Electronic System.
Section 12.4    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of such Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in Section 12.4(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Incremental Term Loans and $5,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this Section 12.4(b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations on a non-pro rata basis as between its Revolving Commitment and/or Revolving Loans, on the one hand, and any Incremental Term Loans, on the other the hand.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.4(b)(i)(B) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of an Incremental Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and
(C)    the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an administrative questionnaire unless the assignee is already a Lender and (D) the documents required under Section 5.4(g).
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to any Disqualified Institution so long as the list of Disqualified Institutions prepared and provided to the Administrative Agent has been made available to all Lenders.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.19, 5.4 and 12.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Institutions so long as the list of Disqualified Institutions prepared and provided to the Administrative Agent has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender

and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or Letter of Credit Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or Letter of Credit Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 12.6 in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 12.12 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.19, and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) shall be subject to the requirements of Sections 2.11, 2.19, and 5.4, including the requirements of Section 5.4(g) (it being understood that the documentation required under Section 5.4(g) shall be delivered by the Participant to the participating Lender) and (B) agrees to be subject to the provisions of Sections 2.12 and 2.13 as if it were an assignee under subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.2 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Credit Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    A Participant shall not be entitled to receive any greater payment under Sections 2.19 and 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent, for this purpose, shall be in the sole discretion of the Borrower). A Participant shall not be entitled to the benefits of Section 5.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 5.4(e) and 5.4(g) as though it were a Lender.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    The parties to this Agreement hereby acknowledge and agree that the Administrative Agent shall be deemed not to have any duty or responsibility and not to incur any liabilities as a result of a breach of this Section 12.4 by any Lender with respect to the making or granting of any assignment or participation to a Disqualified Institution, nor shall the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Institutions or otherwise take (or omit to take) any action with respect thereto. The Borrower shall, after the Closing Date, prepare a list of Disqualified Institutions (and the Borrower will update such list from time to time to add or subtract Disqualified Institutions from such list) and, in each case, will promptly provide such list to the Administrative Agent with instructions to the Administrative Agent to provide a copy of such list (with a reference to this Section 12.4(h) included in such instructions to the Administrative Agent) to the Lenders. Upon receipt of each such list and such instruction from the Borrower, the Administrative Agent will promptly provide each such list to the Lenders. Upon the request of any Lender to the Administrative Agent, the Administrative Agent will (and the Borrower hereby authorizes the Administrative Agent to) provide then current list of Disqualified Institutions to any Lender and/or potential assignee.
Section 12.5    No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.
Section 12.6    Payments Pro Rata.  (a)  Subject to Section 4.2 and Section 5.1 hereof, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party described in clause (a) of the definition of the term “Obligations”, it shall distribute such payment to the Lenders based upon their Pro Rata Shares, if any, of the Obligations with respect to which such payment was received. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and Fees then due hereunder, such funds shall be applied as follows: first, to all Fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Credit Documents; second, to all reimbursable expenses of the Lenders and all Fees and reimbursable expenses of the Letter of Credit Issuer then due and payable pursuant to any of the Credit Documents, pro rata to the Lenders and the Letter of Credit Issuer based on their respective pro rata shares of such Fees and expenses; third, to all interest and Fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and Fees; and fourth, to all principal of the Loans and Reimbursement Obligations then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and Reimbursement Obligations.
(b)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Letter of Credit Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Incremental Term Loans and accrued interest and Fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Incremental Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Incremental Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Incremental Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Incremental Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 12.7    Calculations; Computations. The financial statements to be furnished to the Administrative Agent and the Lenders pursuant hereto shall be made and prepared in accordance with GAAP as in effect from time to time during the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings or the Borrower to the Administrative Agent). Any changes in GAAP after the Closing Date, as applied in the preparation of such financial statements, or changes in the presentation of such financial statements that are mandated or otherwise required by a Governmental Authority, will be incorporated in such calculations, computations and presentation unless Holdings, by written notice to the Administrative Agent, or the Administrative Agent or the Required Lenders, by written notice to Holdings, objects to the inclusion of such changes in GAAP or presentation, whereupon such changes in GAAP or presentation shall be excluded from calculations and computations hereunder until such time as the parties hereto have amended this Agreement to reflect appropriately the effect of such change in GAAP or presentation, and, in any event, Holdings shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or presentation. Interest and Fees shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements

shall become effective as of the opening of business on the day on which such change in the Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect including ASU 2015-03, 1 and any other related treatment for debt discounts and premiums, such as original issue discount) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein and (b) for all purposes of this Agreement and the other Credit Documents, including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Leases in a manner consistent with the treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02.
Section 12.8    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Federal District Court of the Southern District of New York, and of any state court of the State of New York located in the Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or , to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent, the Letter of Credit Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against Holdings or the Borrower or their properties in the courts of any jurisdiction. With respect to the choice of law provided for in this paragraph, the parties hereto expressly acknowledge that, given the large number of state jurisdictions which have relationships to one or more of the parties or to the transactions in question, thoughtful negotiations were had in respect to that issue and the parties ultimately selected the State of New York for a number of reasons, including that (i) the State of New York had direct relationships to certain of the parties and the related transactions (e.g., the transactional documents initially were being delivered by the Borrower and the Guarantors to the Administrative Agent’s counsel in the State of New York, and the Administrative Agent’s counsel and certain of the Lenders maintain places of business in the State of New York) and (ii) the parties and their respective counsel uniformly were comfortable with the law of the State of New York based upon their prior experiences which involved application of that law in similarly sophisticated commercial transactions. In that regard, the parties hereto further expressly acknowledge and agree that a reasonable basis existed for their selection of the choice of law arrangement provided for in this paragraph.
(b)    Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
(c)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 12.3. Nothing in this Agreement or in any other Credit Document will affect the right of any party hereto to serve process in any other manner permitted by law.
(d)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 12.9    Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, including by means of facsimile, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
Section 12.10    Effectiveness.  This Agreement shall become effective on the date (the “Closing Date”) on which (a) Holdings, the Borrower, the Administrative Agent and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it and (b) each of the conditions precedent set forth in Section 6.1 shall have been satisfied.
Section 12.11    Headings.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 12.12    Amendment or Waiver.  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by each applicable Credit Party and the Required Lenders, provided that no such change, waiver, discharge or termination shall:
(i)    extend the Revolving Facility Final Maturity Date or the date for any scheduled payment of principal, or reduce the rate or extend the time of payment of any interest (except (x) as a result of waiving the applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the definition of “Secured Leverage Ratio” shall not constitute a reduction in interest rate for purposes of this clause (i)) or Fees payable hereunder, or forgive or reduce the principal of any amounts payable hereunder or under any other Credit Documents, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Commitment shall not constitute a change in the terms of any Commitment of any Lender), in each case without the written consent of each Lender (other than a Defaulting Lender) directly affected thereby; provided that no increase of the Commitment of any Defaulting Lender will be effective without the consent of such Defaulting Lender;
(ii)    release all or any material portion of the Collateral (other than in connection with the sale of such Collateral to the extent permitted herein) or release all or substantially all of the Guarantors from their respective Guaranties (in each case except as expressly provided in the Credit Documents) without the written consent of each Lender (other than a Defaulting Lender) directly affected thereby;
(iii)    amend, modify or waive any provision of this Section 12.12 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder without the written consent of each Lender (other than a Defaulting Lender) directly affected thereby;
(iv)    reduce the percentage specified in, or otherwise modify, the definition of Required Lenders without the written consent of each Lender (other than a Defaulting Lender) directly affected thereby;
(v)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement without the written consent of each Lender (other than a Defaulting Lender) directly affected thereby;
(vi)    alter any allocation or application of mandatory payments or prepayments under Section 5.2 as between the Incremental Term Loans or the Revolving Facility without the written consent of a majority in interest of the Lenders of the Incremental Term Loans or the Revolving Facility, as the case may be, adversely affected thereby (provided that, with the written consent of the Required Lenders, mandatory prepayments under clauses (iii), (iv) and (v) of Section 5.2 may be reduced or eliminated);
(vii)    (A) change Section 5.3 or Section 12.6, or change Section 6.5 of the Guarantee and Collateral Agreement, in each case, in a manner that would alter the pro rata sharing of payments required thereby, (B) change Section 2.4 in a manner that would alter the pro rata sharing of the Revolving Commitment reductions required thereby, (C) change Section 10.14 in a manner that would alter the pro rata sharing of payments or the order of application required thereby or (D) change any other provision of this Agreement or any other Credit Document that addresses the matters described in (A), (B) or (C) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), in each case without the written consent of each Lender directly affected thereby;
(viii)    change Section 12.4(b) in a manner that would place additional restrictions on a Lender’s ability to assign its Commitments or Loans without the written consent of each Lender directly affected thereby;

(ix)    amend, modify or waive any provision of Section 2.14(f) or Section 11 without the written consent of the Letter of Credit Issuer or the Administrative Agent, respectively;
(x)    subordinate the payment priority of the Obligations or subordinate the Liens granted to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral, without the written consent of each Lender (other than a Defaulting Lender); or
(xi)    amend Section 2.9(a) to permit Interest Periods of greater than six months without the unanimous written consent of the Lenders under the applicable Facility.
In addition, (i) no amendment, waiver or consent shall, unless in writing and signed by the Letter of Credit Issuer in addition to the Lenders required above, affect the rights or duties of the Letter of Credit Issuer under this Agreement or any Letter of Credit Request relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Credit Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived in accordance with the terms of this Agreement shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding anything to the contrary herein or otherwise, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender) and (ii) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Credit Document to cure any ambiguity, omission, mistake, defect or inconsistency.
Notwithstanding the foregoing, this Agreement, including this Section 12.12, and the other Credit Documents may be amended (or amended and restated) pursuant to Section 2.14(a) in order to add Incremental Term Loans and Additional Revolving Commitments to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Incremental Term Loans and Total Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provision of the

Credit Documents so that the Lenders that made Incremental Term Loans or that made Additional Revolving Commitments are appropriately incorporated (including this Section 12.12).
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders (or new lenders) providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Incremental Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus the amount of any Incremental Commitments, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be agreed upon by the Borrower and the Administrative Agent.
Section 12.13    Survival.  All indemnities set forth herein including, without limitation, in Section 2.11, Section 3, Section 5.4, Section 11.7, Section 11.10 or Section 12.1 shall survive the execution and delivery of this Agreement and the making and repayment or assignment of the Loans.
Section 12.14    Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided that the Borrower shall not be responsible for costs resulting from such transfer (other than a transfer pursuant to Section 2.12 and any transfer required by applicable law) to the extent not otherwise applicable to such Lender prior to such transfer.
Section 12.15    USA Patriot Act. The Administrative Agent and each Lender hereby notifies Holdings and the Borrower that pursuant to (a) the requirements of the Patriot Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act or such Anti-Money Laundering Laws and (b) the Beneficial Ownership Regulation, they are required to obtain a Beneficial Ownership Certification.
Section 12.16    Confidentiality.   Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it hereunder with respect to any Credit Party pursuant to this Agreement that is designated by such Credit Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section, any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any assignee or participant or prospective assignee or participant or any actual or prospective direct or indirect counterparty to any Hedging Transaction (or any professional advisor to such counterparty), (c) on a need-to-know basis, to its employees involved in the administration of this Agreement or any other Credit Document, directors, agents, attorneys, accountants, consultants and other professional advisors or those of any of its Affiliates (each of whom shall be instructed to hold the same in confidence), (d) upon the request or demand of any Governmental Authority having supervisory authority over such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any

Requirement of Law, (f) that has been publicly disclosed other than in breach of this Agreement, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) in connection with the exercise of any remedy hereunder or under any other Credit Document, (i) with the consent of the Borrower or (j) that becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries. The Administrative Agent may, at its own expense, place customary tombstone announcements and advertisements or otherwise publicize its engagement hereunder (which may include the reproduction of any Credit Party’s name and logo and other publicly available information) in financial and other newspapers and journals and marketing materials describing its services hereunder. Further, the Administrative Agent may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the credit facilities established hereunder.
Section 12.17    Release of Liens and Guarantees.  In the event that the Borrower or any Subsidiary conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Capital Stock, assets or property of the Borrower or any of its Subsidiaries in a transaction expressly permitted by this Agreement or any other Credit Document, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to release any Liens created by any Credit Document in respect of such Capital Stock, assets, property, including the release and satisfaction of record or partial release of record of any mortgage or deed of trust granted in connection herewith, and, in the case of a disposition of all or substantially all the Capital Stock or assets of any Subsidiary Guarantor, terminate such Subsidiary Guarantor’s obligations under the Guarantee and Collateral Agreement and release all Liens on the assets of such Subsidiary Guarantor. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Credit Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated.
Section 12.18    Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
Section 12.19    Acknowledgments. Holdings and the Borrower hereby acknowledge that:
(i)    no amendment, modification or waiver of any provision of Section 2.14(f) or Section 11 shall be or become effective without the written consent of the Letter of Credit Issuer or the Administrative Agent, respectively; or
(ii)    they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents; or
(iii)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(iv)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.
(b)    The parties hereto acknowledge and agree that the each of the “Joint Lead Arrangers”, the “Co-Syndication Agents” and the “Documentation Agent” (in their respective capacities as such) shall have no obligations, duties or liabilities under this Agreement or the other Credit Documents.
Section 12.20    Interest Rate Limitation. Notwithstanding any terms or provisions contained herein or any of the other Credit Documents, in no event or contingency shall the aggregate amount of Interest (as defined below) contracted for, reserved, charged, collected, taken or received by any Lender pursuant to or in connection with the terms of any of the Credit Documents exceed the maximum amount permissible (the “Maximum Rate”) under the Usury Laws. No agreements, conditions, provisions or stipulations contained in any of the Credit Documents or the exercise by any Lender or the Administrative Agent of the rights to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Credit Documents, or the prepayment by the Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle any Lender to charge, collect or receive Interest in excess of the Maximum Rate and in no event shall the Borrower be obligated to pay Interest exceeding the Maximum Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency operate to bind, obligate or compel the Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, but only to the extent of the excess of Interest over such Maximum Rate. If any Interest is contracted for, charged, collected, taken or received in excess of the Maximum Rate (“Excess”), the Borrower acknowledges and agrees that any such obligation, charge, collection or receipt shall be the result of a bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal amount of the Obligations and the balance, if any, returned to the Borrower; it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. All monies paid to any Lender under any of the Credit Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by the Usury Laws. By the execution of this Agreement, the Borrower covenants and agrees that (i) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable, against any Lender, based in whole or in part upon contracting for, charging, collecting or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged, collected or received by any Lender, all Interest at any time contracted for, charged, collected or received from the Borrower in connection with any of the Credit Documents shall, to the extent permitted by the Usury Laws, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. The Borrower and each Lender shall, to the maximum extent permitted under the Usury Laws, (i) characterize any non-principal payment as an expense rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into every Credit Document (whether or not any provision of this Section is referred to therein). For purposes hereof, the term “Interest” shall mean any and all interest, fees, premiums and other charges for the use of money or the extension of credit and shall include any “interest” (or any amount or sum deemed to be “interest”) under and as defined in the Usury Laws; and the term “Usury Laws” shall mean any applicable laws, statutes, rules, regulations or ordinances limiting, governing or otherwise regulating the rate or amount of Interest or the manner which Interest may be calculated, charged, collected, paid, contracted for or disclosed.
Section 12.21    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 12.22    No Advisory or Fiduciary Relationship. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Joint Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Administrative Agent, the Lenders and each Joint Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or Joint Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, each Lender and each Joint Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender or Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 12.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 12.24    Certain ERISA Matters
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 8414 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
Section 12.25    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 12.25, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:
i.    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
ii.    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
iii.    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 12.26    Electronic Signatures. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CARGO AIRCRAFT MANAGEMENT, INC.

By:	/s/ W. Joseph Payne
Name:	W. Joseph Payne
Title:	Vice President, Secretary

AIR TRANSPORT SERVICES GROUP, INC.

By:	/s/ Quint Turner
Name:	Quint Turner
Title:	Chief Financial Officer

TRUIST BANK, as Administrative Agent and as a Lender

By:_/s/ Chris Hursey____________________
Name: Chris Hursey
Title: Director

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

BANK OF AMERICA, N.A., as a Lender

By:___/s/ Philip P. Whewell______________
Name: Philip P. Whewell
Title: Senior Vice President

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

JPMORGAN CHASE BANK, N.A., as a Lender

By:__/s/ Eric B. Bergeson____________________
Name: Eric B. Bergeson
Title: Authorized Officer

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:_/s/ Derek Jones____________________
Name: Derek Jones
Title: Vice President

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

REGIONS BANK, as a Lender

By:__/s/ Maggie Halleland_______________
Name: Maggie Halleland
Title: Director

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

CIBC BANK USA, as a Lender

By:__/s/ Laura M. Kalil________
Name: Laura M. Kalil
Title: Managing Director

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

GOLDMAN SACHS BANK USA, as a Lender

By:__/s/ Ryan Durkin_____________________
Name: Ryan Durkin
Title: Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

THE NORTHERN TRUST COMPANY, as a Lender

By:___/s/ John Di Legge________
Name: John Di Legge
Title: Senior Vice President

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

BOKF, NA, as a Lender

By:__/s/ Timberly Harding______________
Name: Timberly Harding
Title: Senior Vice President

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

ATLANTIC UNION BANK, as a Lender

By:__/s/ deK Bowen______________________
Name: deK Bowen
Title: Senior Vice President

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

ATLANTIC CAPITAL BANK, N.A., as a Lender

By:_/s/ Dick Ridenhour__________
Name: Dick Ridenhour
Title: Senior Vice President

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

TRISTATE CAPITAL BANK, as a Lender

By:__/s/ Ellen Frank_________________
Name: Ellen Frank
Title: Senior Vice President

[Signature Page to Third Amended and Restated Credit Agreement with Cargo Aircraft Management, Inc.]

Annex 1.1

Lender	Revolving Commitment
Truist Bank	180,000,000
Bank of America, N.A.	160,000,000
JPMorgan Chase Bank, N.A.	160,000,000
PNC Bank, N.A.	150,000,000
Regions Bank	140,000,000
CIBC Bank USA	45,000,000
Goldman Sachs Bank USA	45,000,000
The Northern Trust Company	35,000,000
BOKF, NA	25,000,000
Atlantic Union Bank	25,000,000
Atlantic Capital Bank, N.A.	22,500,000
TriState Capital Bank	12,500,000
Total	$1,000,000,000